UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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RingCentral, Inc.

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RINGCENTRAL, INC.

20 DAVIS DRIVE

BELMONT, CALIFORNIA 94002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m., Pacific Time, on Friday, May 10, 2019

Dear Stockholders of RingCentral, Inc.:

The Annual Meeting of Stockholders of RingCentral, Inc., a Delaware corporation, will be held on Friday, May 10, 2019, at 9:00 a.m., Pacific Time, at our principal executive offices located at 20 Davis Drive, Belmont, California 94002, for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect the seven (7) directors nominated by our board of directors and named in the proxy statement (Proposal One);

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019 (Proposal Two);

3.	To approve, on an advisory and non-binding basis, executive compensation as described in this proxy statement (Proposal Three); and

4.	To approve the French Sub-Plan to the RingCentral, Inc. 2013 Equity Incentive Plan (Proposal Four).

The board of directors of RingCentral, Inc. has fixed the close of business on April 5, 2019 as the record date for the meeting. Only stockholders of record of our Class A common stock and Class B common stock on April 5, 2019 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

This proxy statement and our 2018 annual report can be accessed directly at the following Internet address: ir.ringcentral.com.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of RingCentral, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.

By order of the Board of Directors,

Vladimir Shmunis

Chairman and Chief Executive Officer

Belmont, California

April 11, 2019

-i-

-ii-

RINGCENTRAL, INC.

PROXY STATEMENT

FOR

2019 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on May 10, 2019 and any postponements, adjournments or continuations thereof. The Annual Meeting will be held at our principal executive offices located at 20 Davis Drive, Belmont, California 94002, on Friday, May 10, 2019 at 9:00 a.m., Pacific Time. This proxy statement, the accompanying form of proxy card and our 2018 annual report are first being mailed on or about April 11, 2019 to all stockholders entitled to vote at the Annual Meeting. We use the terms “RingCentral,” “the Company,” “we,” “our” and “us” in this proxy statement to refer to RingCentral, Inc., a Delaware corporation. RingCentral’s principal executive offices are located at 20 Davis Drive, Belmont, California 94002.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	a proposal to elect seven (7) directors nominated by our board of directors and named in the proxy statement (Proposal One);

•	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019 (Proposal Two);

•	a proposal to approve, on an advisory and non-binding basis, executive compensation as described in this proxy statement (Proposal Three);

•	a proposal to approve the French Sub-Plan to the RingCentral, Inc. 2013 Equity Incentive Plan (Proposal Four); and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•	“FOR” the election of the seven (7) directors nominated by our board of directors and named in the proxy statement (Proposal One);

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019 (Proposal Two);

•	“FOR” the executive compensation as described in this proxy statement (Proposal Three); and

•	“FOR” the approval of the French Sub-Plan to the RingCentral, Inc. 2013 Equity Incentive Plan (Proposal Four).

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named in the proxy card intend to vote the proxy in accordance with their best judgment. Our board of directors does not intend to bring any other matters to be voted on at the Annual Meeting, and we are not currently aware of any matters that may be properly presented by others for action at the Annual Meeting.

Who is entitled to vote?

Holders of our Class A common stock and Class B common stock, as of the close of business on April 5, 2019, the record date, may vote at the Annual Meeting. We refer to the Class A common stock and the Class B common stock collectively as the common stock in this proxy statement. As of the record date, we had 70,257,315 shares of Class A common stock outstanding and 11,591,207 shares of Class B common stock outstanding. In deciding all matters at the Annual Meeting, each holder of our Class A common stock will be entitled to one (1) vote for each share of Class A common stock held on the record date, and each holder of Class B common stock will be entitled to ten (10) votes for each share of Class B common stock held as of the record date. The Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. No shares of our preferred stock were outstanding as of the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and this proxy statement was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the proxy statement was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting.

However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker, bank or other nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

•	by Internet at www.investorvote.com/RING, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 9, 2019 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-652-VOTE (8683), until 11:59 p.m. Eastern Time on May 9, 2019 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card, which shall be received by us no later than May 9, 2019 (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	completing and returning a later-dated proxy card;

•	notifying the Corporate Secretary of RingCentral, Inc., in writing, at the address listed on the front page; or

•	completing a written ballot in person at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of the aggregate voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of the aggregate voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

How many votes are needed for approval of each matter?

•

Proposal One: The election of directors requires a plurality vote of the voting power of the stock issued and outstanding and present in person or by proxy at the meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominations for election as a director.

•

Proposal Two: The ratification of the appointment of KPMG LLP must receive the affirmative vote of a majority of the voting power of the stock issued and outstanding and present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and, thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal Three: The approval, on an advisory and non-binding basis, of the executive compensation as described in this proxy statement must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal Four: The approval of the French Sub-Plan to the RingCentral, Inc. 2013 Equity Incentive Plan must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker, bank or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on (i) the election of directors, (ii) the stockholder advisory vote on the compensation of our named executive officers, or (iii) the approval of the French Sub-Plan to the RingCentral, Inc. 2013 Equity Incentive Plan, which are “non-routine” matters, absent direction from you.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within RingCentral or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Will members of the board of directors attend the Annual Meeting?

We encourage, but do not require, our board members to attend the Annual Meeting. Those that do attend will be available to answer appropriate questions from stockholders.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to that Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials and 2018 annual report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the proxy materials and 2018 annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that RingCentral only send a single copy of the proxy materials and 2018 annual report, stockholders may contact us as follows:

RingCentral, Inc.

Attention: Investor Relations

20 Davis Drive

Belmont, California 94002

Email: ir@ringcentral.com

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2020 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 13, 2019. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

RingCentral, Inc.

Attention: Corporate Secretary

20 Davis Drive

Belmont, California 94002

Email: ir@ringcentral.com

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2020 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than January 27, 2020; and

•	not later than 5:00 p.m. Pacific Time on February 26, 2020.

In the event that we hold our 2020 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2019 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of RingCentral at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing RingCentral’s filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL ONE

TO ELECT SEVEN (7)  DIRECTORS

General

The nominating and corporate governance committee recommended and the board of directors nominated the following individuals for election as members of our board of directors at the Annual Meeting:

Nominees	Age	Position	Director Since
Vladimir Shmunis	58	Chairman and Chief Executive Officer	1999
Neil Williams(1)	66	Director	2012
Robert Theis(1)(2)(3)	57	Director	2011
Michelle McKenna(1)(2)(3)	53	Director	2015
Allan Thygesen(2)	56	Director	2015
Kenneth Goldman(1)(3)	69	Director	2017
Godfrey Sullivan(4)	65	Director	2019

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Mr. Godfrey joined our board of directors on April 1, 2019

Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for these nominees, who are all presently directors of RingCentral. In the event that any nominee becomes unavailable or unwilling to serve as a member of our board of directors, the proxy holders will vote in their discretion for a substitute nominee. The term of office of each person elected as a director will continue until the next annual meeting or until a successor has been elected and qualified, or until the director’s earlier death, resignation or removal.

The sections titled “Nominees for Director” and “Board of Directors and Corporate Governance” of this proxy statement contain more information about the leadership skills and other experiences that caused the nominating and corporate governance committee and the board of directors to determine that these nominees should serve as directors of RingCentral.

Nominees for Director

Vladimir Shmunis is one of our co-founders and has served as our Chief Executive Officer, or CEO, and Chairman since our inception in 1999. Prior to RingCentral, from 1992 to 1998, Mr. Shmunis served as President and Chief Executive Officer of Ring Zero Systems, Inc., a desktop communications software provider founded by Mr. Shmunis and acquired by Motorola, Inc. From 1982 to 1992, Mr. Shmunis held various software development and management roles with a number of Silicon Valley companies, including Convergent Technologies, Inc. and Ampex Corporation. Mr. Shmunis holds a B.S. in Computer Science and an M.S. in Computer Science from San Francisco State University.

Our board of directors believes that Mr. Shmunis possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our CEO and his experience as an executive in the technology industry. Our board of directors also believes that he brings historical knowledge, operational expertise and continuity to the board of directors.

Neil Williams has served on our board of directors since March 2012. From January 2008 to February 2018, Mr. Williams served as Executive Vice President and Chief Financial Officer at Intuit Inc. Prior to joining Intuit, from April 2001 to September 2007, Mr. Williams served as Executive Vice President of Visa U.S.A., Inc., a credit and debit card payment network. From November 2004 to September 2007, he served as Chief Financial Officer. During the same period, Mr. Williams held the dual role of Chief Financial Officer for Inovant LLC, Visa’s global IT organization. Mr. Williams currently serves on the board of directors and as chair of the audit committee of Amyris, an integrated renewable products company. Mr. Williams holds a B.A. in Business Administration from the University of Southern Mississippi and is a certified public accountant.

Our board of directors believes that Mr. Williams possesses specific attributes that qualify him to serve as a director, including his professional experience in the areas of finance, accounting and audit oversight.

Robert Theis has served on our board of directors since August 2011. Mr. Theis has served as a General Partner of World Innovation Lab, a venture capital firm, since September 2016. He was a Co-Founder and served as Managing Partner of Garnett Theis Capital, a venture capital firm, from October 2014 to September 2016. He served as a managing director at Scale Venture Partners, a venture capital firm, from May 2008 to October 2014. Mr. Theis also serves on the board of directors at BirdEye, Inc., a provider of software for business reputation and customer experience. Mr. Theis previously served on the board of directors at HubSpot, Inc., a provider of inbound marketing software. Prior to joining Scale Ventures, from July 2000 to April 2008, Mr. Theis served as a general partner with Doll Capital Management, a venture capital firm. From July 1996 to June 2000, Mr. Theis served as executive vice president and served on the board of directors of New Era of Networks, Inc., a supplier of Internet infrastructure software and services. From April 1986 to June 1996, Mr. Theis served as a Managing Director at Sun Microsystems, Inc., a provider of computers and computer components acquired by Oracle Corporation, and from January 1984 to March 1986, as Marketing Manager at Silicon Graphics, Inc., a provider of high-performance computing solutions. Mr. Theis holds a B.A. in Economics from the University of Pittsburgh, Pennsylvania.

Our board of directors believes that Mr. Theis possesses specific attributes that qualify him to serve as a director, including his substantial experience as a venture capitalist investment professional and as a director of technology infrastructure and applications companies.

Michelle McKenna has served on our board of directors since March 2015. Ms. McKenna has served as Senior Vice President and Chief Information Officer of the NFL, a professional sports league, since September 2012. Prior to joining the NFL, from May 2011 to September 2012, Ms. McKenna served as Senior Vice President and Chief Information Officer at Constellation Energy, a provider of electricity, natural gas and sustainable solutions to residential and business customers. From July 2010 to May 2011, Ms. McKenna served as President of Vision Interactive Media Group, a global digital interactive media solutions provider. From May 2007 to June 2010, Ms. McKenna served as Senior Vice President and Chief Information Officer of Universal Orlando Resort. Ms. McKenna has served on the board of directors of Comscore, a measurement and analytics company, since October 2017, and of Quotient Technology Inc., a marketing technology company, since November 2017, and previously served on the board of directors of Insperity, Inc., a professional employer organization, from April 2015 to August 2017. Ms. McKenna is a certified public accountant and holds a B.S. in Accounting from Auburn and a MBA in from the Crummer Graduate School of Business at Rollins College in Winter Park Florida.

Our board of directors believes that Ms. McKenna possesses specific attributes that qualify her to serve as a director, including more than 15 years of global technology management and senior leadership, including substantial experience in technology strategy, and her professional experience in the areas of accounting and audit oversight.

Allan Thygesen has served on our board of directors since October 2015. Mr. Thygesen has served since February 2017 as President, Americas at Google Inc. (a subsidiary of Alphabet Inc.) and from September 2011 to February 2017 as Vice President, Global SMB Sales and Operations. He is also a lecturer at the Stanford Graduate School of Business. Before joining Google, Mr. Thygesen consulted to Google and other companies in 2010 and until September 2011 and previously co-founded an early stage venture firm and was a managing director and partner in the U.S. venture and growth funds of The Carlyle Group, where he led investments in startups in sectors including e-commerce, mobile advertising and imaging. Earlier, Mr. Thygesen served as an executive in several public and private companies, including Wink Communications, Inc., an interactive television technology company, which he helped take public in 1999. Mr. Thygesen has also served on the boards of directors of various private companies.

Our board of directors believes that Mr. Thygesen possesses specific attributes that qualify him to serve as a director, including his professional experience in the areas of advertising, scaling operations and market strategies.

Kenneth Goldman has served on our board of directors since June 2017. Since March 2018, Mr. Goldman has served as President of Hillspire LLC, a wealth management services provider, where he also previously served as a contractor from September 2017 to March 2018. From October 2012 to June 2017, Mr. Goldman served as the Chief Financial Officer of Yahoo! Inc., an Internet commerce website, where he was responsible for Yahoo’s global finance functions including financial planning and analysis, controllership, tax, treasury and investor relations. From September 2007 to October 2012, Mr. Goldman was the Senior Vice President, Finance and Administration and Chief Financial Officer of Fortinet Inc., a provider of threat management technologies. From November 2006 to August 2007, Mr. Goldman served as Executive Vice President and Chief Financial Officer of Dexterra, Inc., a mobile enterprise software company. From August 2000 until March 2006, Mr. Goldman served as Senior Vice President of Finance and Administration and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services. Previously, Mr. Goldman has been the Chief Financial Officer of Sybase, Inc., an enterprise software and services company (acquired by SAP SE), Excite@Home, an internet access provider, Cypress Semiconductor Corporation, a semiconductor company, and VLSI Technology, Inc., an integrated circuit designer and manufacturer (acquired by Philips Electronics). Mr. Goldman currently serves on the board of directors of NXP Semiconductor N.V., a global semiconductor manufacturer, TriNet, Inc., a human resources management company, GoPro, Inc., a technology company, and Zuora Inc., a subscription software company, and is the Trustee Emeritus of Cornell University. From December 1999 to December 2003, Mr. Goldman served on the Financial Accounting Standards Board’s primary Advisory Council (“FASAC”). Mr. Goldman was appointed in January 2015 to a three-year term to the Public Company Accounting Oversight Board’s (PCAOB) Standing Advisory Group (“SAG”), an organization that provides advice on the need to formulate new accounting standards or change existing standards. Mr. Goldman has also served on the Sustainability Accounting Standards Board since December 2018. Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School.

Our board of directors believes that Mr. Goldman is qualified to serve as a member of the board of directors based on his experience on the boards of directors of numerous companies, his extensive executive experience and his service as a member of FASAC and SAG. He provides a high level of expertise and significant leadership experience in the areas of finance, accounting and audit oversight.

Godfrey Sullivan has served on our board of directors since April 2019. Mr. Sullivan has served as a member of the board of directors of Splunk, Inc., an enterprise software company, since December 2011, including as chairman of the board of directors from December 2011 until March 2019, and previously served as President and Chief Executive Officer of Splunk, Inc. from September 2008 to November 2015. Prior to this, Mr. Sullivan was with Hyperion Solutions Corporation, a performance management software company acquired by Oracle Corporation, where he served in various executive roles, most recently as President and Chief Executive Officer from October 2001 to April 2007, and as a member of the board of directors from July 2004 until April 2007. Mr. Sullivan has served as a member of the board of directors of CrowdStrike, Inc., a cybersecurity technology company, since November 2017, and previously served as a member of the board of directors of Citrix Systems, Inc., an enterprise software company, from February 2005 to June 2018. Mr. Sullivan holds a B.B.A. in real estate and economics from Baylor University—Hankamer School of Business.

Our board of directors believes that Mr. Sullivan possesses specific attributes that qualify him to serve as a director, including his extensive experience as an executive and as a member of the board of directors of companies in the enterprise software industry.

If you are a record holder and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Messrs. Shmunis, Williams, Theis, Thygesen, Goldman and Sullivan and Ms. McKenna. RingCentral expects that Messrs. Shmunis, Williams, Theis, Thygesen, Goldman and Sullivan and Ms. McKenna will accept such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the board of directors to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet. If you hold your shares in street name and you do not give voting instructions to your broker, your broker will leave your shares unvoted on this matter.

Vote Required

Directors are elected by a plurality vote. The seven nominees for director receiving the highest number of votes cast will be elected as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of its initial public offering. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director is independent only if our board of directors makes an affirmative determination that the director has no material relationship with us.

Our board of directors undertook a review of its composition, the composition of its committees and the independence of each director. The determination of our board of directors was based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

With respect to Mr. Thygesen, our board of directors specifically considered that Mr. Thygesen is President, Americas at Google Inc. (though he is not an executive officer at Google Inc. or its parent company, Alphabet Inc.) and the terms and value of the search engine optimization/search engine marketing agreement we have with Google Inc. as well as the suite of Google apps and services that we license from Google Inc. Our board of directors has concluded that our relationship with Google Inc. is not a material relationship that would impede the exercise of independent judgment by Mr. Thygesen. Our board of directors has determined that all of the members of our board of directors, except our CEO, Mr. Shmunis, are “independent” as defined in the applicable NYSE rules and applicable rules and regulations of the SEC.

Leadership Structure

Mr. Shmunis currently serves as both Chairman of our board of directors and CEO. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from Mr. Shmunis’ leadership, company specific experience and years of experience as an executive in the technology industry. Serving on our board of directors and as CEO since our founding in 1999, Mr. Shmunis is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Mr. Shmunis possesses detailed in-depth knowledge of the issues, opportunities and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while the CEO brings company specific experience and expertise. The board of directors believes that Mr. Shmunis’ combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chairman is not independent. Because our CEO, Mr. Shmunis, is our Chairman, our board of directors appointed Mr. Theis to serve as our lead independent director. Our lead independent director presided over periodic meetings of our independent directors, served as a liaison between our Chairman and the independent directors and performed such additional duties as our board of directors otherwise determined and delegated.

Board Meetings and Committees

During the year ended December 31, 2018, the board of directors held four meetings (including regularly scheduled and special meetings), and acted by unanimous written consent one time. No director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member. Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage but do not require our directors to attend. Four of our directors attended our 2018 annual meeting.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees from time to time. The charters for each of our committees are available on our website at ir.ringcentral.com.

Audit Committee

Our audit committee oversees our accounting and financial reporting process and the audit of our financial statements and assists our board of directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee is responsible for, among other things:

•	appointing, approving the compensation of, supervising, evaluating and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•

reviewing annually a report by the independent registered public accounting firm regarding the independent registered public accounting firm’s internal quality control procedures and various issues relating thereto;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting with both management and the independent registered public accounting firm;

•

establishing policies and procedures for the receipt and retention of accounting related complaints and concerns, including a confidential, anonymous mechanism for the submission of concerns by employees;

•

periodically reviewing legal compliance matters, including securities trading policies, periodically reviewing significant accounting and other financial risks or exposures to our company and reviewing and, if appropriate, approving all transactions between our company or its subsidiaries and any related party (as described in Item 404 of Regulation S-K);

•	periodically reviewing our code of business conduct and ethics;

•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm; and

•	reviewing the audit committee report required by SEC rules to be included in our annual proxy statement.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Our audit committee is currently comprised of Kenneth Goldman, Michelle McKenna, Robert Theis and Neil Williams, who is the chairperson of the committee. Our board of directors has designated Kenneth Goldman, Michelle McKenna, Robert Theis and Neil Williams as “audit committee financial experts,” as defined under the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002.

Our board of directors has considered the independence and other characteristics of each member of our audit committee and has concluded that the composition of our audit committee meets the requirements for independence under the current requirements of the NYSE and SEC rules and regulations. Audit committee members must satisfy additional independence criteria set forth under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of the Rule 10A-3, an audit committee member may not, other than in his or her capacity as a member of the audit committee, accept consulting, advisory or other fees from us or be an affiliated person of us. Each of the members of our audit committee qualifies as an independent director pursuant to Rule 10A-3.

Our audit committee had six meetings in 2018 and did not act by unanimous written consent in 2018.

Compensation Committee

Our compensation committee oversees our compensation policies, plans and programs. The compensation committee is responsible for, among other things:

•	reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

•

annually evaluating the performance of our chief executive officer in light of such corporate goals and objectives and recommending the compensation of our chief executive officer and our other executive officers to the board of directors for its approval;

•	administering our equity compensations plans for our employees and directors; and

•	reviewing for inclusion in our proxy statement the report of the compensation committee required by the SEC.

The compensation committee also has the power to investigate any matter brought to its attention within the scope of its duties and the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Our compensation committee is currently comprised of Michelle McKenna, Allan Thygesen and Robert Theis, who is the chairperson of the committee. Our board of directors has determined that each member of the compensation committee is an independent director for compensation committee purposes as that term is defined in the applicable rules of the NYSE, is a “non-employee director” within the meaning of Rule 16b-3(d)(3) promulgated under the Exchange Act.

Our compensation committee had five meetings in 2018 and acted by unanimous written consent five times in 2018.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee, or nominating committee, oversees and assists our board of directors in reviewing and recommending corporate governance policies and nominees for election to our board of directors and its committees. The nominating committee is responsible for, among other things:

•

evaluating and making recommendations regarding the organization and governance of our board of directors and its committees and changes to our certificate of incorporation and bylaws and stockholder communications;

•	reviewing succession planning for our chief executive officer and other executive officers and evaluating potential successors;

•	assessing the performance of board members and making recommendations regarding committee and chair assignments and composition and size of our board of directors and its committees;

•	recommending desired qualifications for board and committee membership and conducting searches for potential members of our board of directors;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related party transactions reviewed by the audit committee.

The nominating committee also has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Our nominating committee is currently comprised of Michelle McKenna, Robert Theis and Kenneth Goldman, who is the chairperson of the committee. Each of the nominating committee members is an independent director for nominating committee purposes as that term is defined in the applicable rules of the NYSE.

Our nominating committee had four meetings in 2018 and did not act by unanimous written consent in 2018.

Considerations in Evaluating Director Nominees

The nominating committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. The nominating committee requires the following minimum qualifications to be satisfied by any nominee for a position on our board of directors, (1) the highest personal and professional ethics and integrity, (2) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (3) skills that are complementary to those of the existing members of our board of directors, (4) the ability to assist and support management and make significant contributions to the company’s success, and (5) an understanding of the fiduciary responsibilities that are required of a member of our board of directors, and the commitment of time and energy necessary to diligently carry out those responsibilities. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The nominating committee may also take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the nominating committee, the board of directors or management.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating committee may take into account the benefits of diverse viewpoints. The nominating committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, the nominating committee recommends to the full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or our Legal Department in writing. Such recommendations must include the information about the candidate, relevant qualifications, a signed letter from the candidate confirming willingness to serve, a statement of support by the recommending stockholder, information regarding any relationships between the candidate and the company and evidence of the recommending stockholder’s ownership of company stock. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4 of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to the company, attention of the Secretary, General Counsel or the Legal Department, at RingCentral, Inc., 20 Davis Drive, Belmont, California 94002. Notice must be received by us no earlier than January 27, 2020 and no later than 5:00 p.m. Pacific Time on February 26, 2020 for our 2020 annual meeting. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law. The Secretary of the Company will provide a copy of our bylaws upon request in writing from a stockholder.

Communications with the Board of Directors

Stockholders and other interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel at RingCentral, Inc., 20 Davis Drive, Belmont, California 94002, Attn: General Counsel. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors. This procedure does not apply to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, as amended.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

We have adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, we have adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers and directors, including our chief executive and senior financial officers. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at ir.ringcentral.com. We expect that any amendment to the code, or any waivers of its requirements, will be disclosed on our website. The inclusion of our website in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board of directors meets with members of the senior management team at regular board meetings, where, among other topics, they discuss strategy and risks facing the company.

While our board of directors is ultimately responsible for risk oversight, our board committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of significant accounting and other financial risk exposure, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The audit committee also reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The audit committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting and liquidity risk. The nominating committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. The compensation committee assesses risks created by the incentives inherent in our compensation philosophy and practices. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Non-Employee Director Compensation

Our board of directors has approved a compensation program for non-employee directors to attract, retain and reward its qualified directors and align the financial interests of the non-employee directors with those of our stockholders.

The compensation committee has the primary responsibility for reviewing and approving the compensation paid to non-employee directors. The compensation committee reviews at least annually the type and form of compensation paid to our non-employee directors, which includes a market assessment and analysis by our independent compensation consulting firm, Compensia, Inc. (“Compensia”) regarding practices at comparable companies. As part of this analysis, Compensia reviews non-employee director compensation trends and data from companies comprising the same executive compensation peer group used by the compensation committee in connection with its review of executive compensation. Based on this review, the compensation committee has made adjustments to the non-employee director compensation program, most recently in February 2019, in an effort to provide competitive compensation opportunities for our non-employee directors.

Pursuant to this compensation program, each non-employee director receives cash and equity compensation for board services as described below. In addition, we reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings as well as continuing director education.

Cash Compensation

Our non-employee directors are entitled to receive the following cash compensation for their services:

•	$45,000 per year for service as a board member;

•	$15,000 per for service as lead director;

•	$25,000 per year for service as chair of the audit committee;

•	$20,000 per year for service as chair of the compensation committee;

•	$10,000 per year for service as chair of the nominating committee;

•	$10,000 per year for service as member of the audit committee;

•	$8,000 per year for service as member of the compensation committee; and

•	$5,000 per year for service as member of the nominating committee.

All cash payments to non-employee directors are paid quarterly in arrears.

Equity Compensation

Our non-employee directors are entitled to receive the following equity compensation:

On the first trading day on or after June 1 of each year, each non-employee director will be granted an award of restricted stock units (“RSUs”) having an award value (as determined based on the fair value of the award on the date of grant) of $245,000, which award will vest in full on the date that is the earlier of: (x) the next annual meeting of stockholders and (y) the one year from the date of grant, subject to the non-employee director continuing to be a service provider through such vesting date.

In addition, each person who becomes a non-employee director will receive an award of RSUs having an award value (as determined based on the fair value of the award on the date of grant) equal to (i) $245,000 multiplied by (ii) a fraction, the numerator of which is the number of months between the date the non-employee director becomes a member of the board and the first trading day on or after June 1 following such date and the denominator of which is 12. The date of grant for this award will be the date the non-employee director joins the board, or, if such date occurs during a Company blackout period, the fifth trading day following the expiration of such Company blackout period and any special blackout period in effect, subject to the director remaining on the board through the grant date. This grant will vest in full on the date that is one year from the date of grant, subject to the non-employee director continuing to be a service provider through such vesting date.

In the event of a change in control, 100% of the non-employee director’s outstanding and unvested equity awards will immediately vest and, if applicable, become exercisable. In no event will an award granted under the policy be greater than the non-employee director limits set forth in our 2013 Equity Incentive Plan (the “2013 Plan”).

The following table shows, for the fiscal year ended December 31, 2018, certain information with respect to the compensation of all of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Kenneth Goldman(2)	54,514	235,001	289,515
Michelle McKenna(3)	67,514	235,001	302,515
Allan Thygesen(4)	47,514	235,001	282,515
Robert Theis(5)	89,514	235,001	324,515
Neil Williams(6)	64,514	235,001	299,515

(1)

The amounts listed in the “Stock Awards” column represent the aggregate fair market value of RSUs granted in the fiscal year ended December 31, 2018 and calculated in accordance with FASB ASC Topic 718 (“ASC Topic 718”). See Note 11 to the Notes to our Consolidated Financial Statements for a discussion of assumptions made in determining the grant date fair market value, included as Item 8 to our annual report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019.

(2)

As of December 31, 2018, Mr. Goldman held 3,084 RSUs, of which 3,084 shares of our Class A common stock underlying the RSUs vest on the earlier of (a) the date of the Annual Meeting or (b) June 1, 2019, subject to his continued service with us.

(3)

As of December 31, 2018, Ms. McKenna held 3,084 RSUs, of which 3,084 shares of our Class A common stock underlying the RSUs vest on the earlier of (a) the date of the Annual Meeting or (b) June 1, 2019, subject to her continued service with us.

(4)

As of December 31, 2018, Mr. Thygesen held 3,084 RSUs, of which 3,084 shares of our Class A common stock underlying the RSUs vest on the earlier of (a) the date of the Annual Meeting or (b) June 1, 2019, subject to his continued service with us.

(5)

As of December 31, 2018, Mr. Theis held 3,084 RSUs, of which 3,084 shares of our Class A common stock underlying the RSUs vest on the earlier of (a) the date of the Annual Meeting or (b) June 1, 2019, subject to his continued service with us.

(6)

As of December 31, 2018, Mr. Williams held (i) an option to purchase 38,209 shares of our Class A common stock at an exercise price of $12.30 per share, which vests and becomes exercisable in twelve equal monthly installments beginning on the first monthly anniversary after the grant date, which was May 16, 2014, subject to his continued service with us, (ii) an option to purchase 6,730 shares of our Class A common stock at an exercise price of $13.00 per share, which vests and becomes exercisable in six equal monthly installments beginning on the first monthly anniversary after the grant date, which was September 26, 2013, subject to his continued service with us, (iii) an early exercise option to purchase 30,000 shares of our Class B common stock at an exercise price of $2.73 per share, with one-fourth (1/4) of the shares subject to the option vesting on the first anniversary of the date of grant, which was March 7, 2012, and one forty-eighth (1/48) of the shares subject to the option vesting each month thereafter, such that all of the shares subject to the option will have vested on the fourth anniversary of the date of grant subject to his continued service with us, and (iv) 3,084 RSUs, of which 3,084 shares of our Class A common stock underlying the RSUs vest on the earlier of (a) the date of the Annual Meeting or (b) June 1, 2019, subject to his continued service with us. 44,939 shares of our Class A common stock and 30,000 shares of our Class B common stock subject to Mr. Williams’ options were vested as of December 31, 2018.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed KPMG LLP (“KPMG”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2019. During the year ended December 31, 2018, KPMG served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of RingCentral and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2019. Our audit committee is submitting the selection of KPMG to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KPMG will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of KPMG, the board of directors may reconsider the appointment.

Professional Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by KPMG for the years ended December 31, 2017 and 2018.

	2017	2018
Audit Fees(1)	$2,559,569	$2,794,262
Audit Related Fees(2)	$—	$305,000
All Other Fees(3)	$552	$3,008

	$2,560,121	$3,102,270

(1)

“Audit Fees” consist of professional services rendered in connection with the audit of our annual financial statements, including audited financial statements, an audit of the effectiveness of our internal control over financial reporting, the review of our quarterly financial statements presented in our quarterly report on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years, including statutory audits of RingCentral CH GmbH, our wholly owned subsidiary in Switzerland.

(2)	“Audit Related Fees” consist of professional services provided in connection with our acquisitions during 2018.
(3)	“All Other Fees” consist of an annual license fee for an accounting database subscription.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and other services.

All non-audit services were pre-approved by our audit committee, which concluded that the provision of such services by KPMG, was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The audit committee’s pre-approval policy provides for the pre-approval of audit, audit-related and tax services specifically described by the audit committee on an annual basis, and unless a type of service is pre-approved under the policy, it will require separate pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP

PROPOSAL THREE

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“the Dodd-Frank Act”) enables stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, the compensation committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis—Compensation Philosophy and Objectives” beginning on page 26 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2018 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE APPROVAL, ON AN ADVISORY BASIS, OF THE EXECUTIVE COMPENSATION

AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL FOUR

APPROVAL OF THE FRENCH SUB-PLAN TO THE RINGCENTRAL, INC. 2013 EQUITY INCENTIVE PLAN

We are seeking the approval by our stockholders of the French Sub-Plan to the RingCentral, Inc. 2013 Equity Incentive Plan (the “French Sub-Plan”). The French Sub-Plan operates under the 2013 Plan.

As required under applicable French law, we are asking our stockholders to approve the French Sub-Plan for purposes of qualification in France under French law so that equity grants that are made under the French Sub-Plan to individuals who are subject to taxation under French law may qualify as “free grants of shares” under French tax law, if so designated by the Compensation Committee (such grants are referred to as “Free Share Grants”). Any such Free Share Grants will be satisfied from the existing share reserve of the 2013 Plan and will have terms consistent with the existing terms of the 2013 Plan. The French Sub-Plan does not increase the number of shares otherwise available for issuance under the 2013 Plan.

Certain of the Company’s subsidiaries employ individuals who are subject to taxation under French law. Equity compensation awards granted under the French Sub-Plan may qualify as Free Share Grants, assuming that stockholders approve the French Sub-Plan. Such stockholder approval would allow these grants to qualify as Free Share Grants, thereby resulting in lower income taxation and social taxes for the individuals and lower social taxes for the Company.

In the event that the French Sub-Plan is not approved by stockholders, the Company may still grant equity awards to employees of the Company or its subsidiaries who are subject to taxation under French law; however, in that event, such grants would not benefit from certain provisions of French taxation law relating to Free Share Grants.

Only individuals who, on the grant date, are resident for tax purposes in France and either are employed by a French subsidiary of the Company or are a managing director of such a subsidiary may be eligible to participate in the French Sub-Plan (subject to specific conditions). Subject to stockholder approval, we expect to make grants of Free Share Grants to certain of our French employees, as well as those we may hire over time.

On March 29, 2019, the Board adopted, subject to stockholder approval, the French Sub-Plan described above. The above summary of the French Sub-Plan, does not purport to be complete and is qualified in its entirety by reference to the full text of the French Sub-Plan, which is attached as Appendix A to this proxy statement.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve the French Sub-Plan to the RingCentral, Inc. 2013 Equity Incentive Plan.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE APPROVAL OF THE FRENCH SUB-PLAN TO THE RINGCENTRAL, INC. 2013 EQUITY INCENTIVE PLAN.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Investor Relations portion of our web site at ir.ringcentral.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. Our independent registered public accounting firm, KPMG, is responsible for auditing these financial statements and for auditing RingCentral’s internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of management and our independent registered public accounting firm. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and KPMG;

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discussed with KPMG the matters required to be discussed by the statement on Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

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received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG its independence.

Based on the audit committee’s review and discussions with management and KPMG, the audit committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019.

Respectfully submitted by the members of the audit committee of the board of directors:

Neil Williams (Chair)

Kenneth Goldman

Michelle McKenna

Robert Theis

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of March 15, 2019:

Name	Age	Position
Vladimir Shmunis	58	Chief Executive Officer and Chairman
David Sipes	52	Chief Operating Officer
Mitesh Dhruv	40	Chief Financial Officer
John Marlow	50	Chief Administrative Officer, Senior Vice President, Corporate Development, General Counsel and Secretary
Praful Shah	63	Chief Strategy Officer

Vladimir Shmunis is one of our co-founders and has served as our CEO and Chairman since our inception in 1999. Prior to RingCentral, from 1992 to 1998, Mr. Shmunis served as President and Chief Executive Officer of Ring Zero Systems, Inc., a desktop communications software provider founded by Mr. Shmunis and acquired by Motorola, Inc. From 1982 to 1992, Mr. Shmunis held various software development and management roles with a number of Silicon Valley companies, including Convergent Technologies, Inc. and Ampex Corporation. Mr. Shmunis holds a B.S. in Computer Science and an M.S. in Computer Science from San Francisco State University.

David Sipes has served with the Company since June 2008 in a variety of positions, including, since August 2016, and from January 2010 to August 2013, as Chief Operating Officer, from December 2015 to August 2016, as Chief Revenue Officer, from July 2014 to December 2015, as Executive Vice President of Corporate Development and from September 2013 to June 2014, as Executive Vice President, International. From 1999 to June 2008, Mr. Sipes was a co-founder and served as Chief Operating Officer at Branders.com, a business to business ecommerce seller of promotional items. Prior to that, from 1994 to 1999, Mr. Sipes was a principal at Booz Allen Hamilton, a management consulting firm. Mr. Sipes holds a master’s degree in business administration from Kellogg School of Management at Northwestern University, and a bachelor’s degree in business from the University of California, Berkeley.

Mitesh Dhruv has served as our Chief Financial Officer since May 2017. Mr. Dhruv served as Senior Vice President, Finance and Strategy from October 2015 to May 2017, as Vice President, Finance and Corporate Controller from September 2014 to October 2015 and as Vice President, Finance from April 2012 to September 2014. Prior to joining us, Mr. Dhruv worked at Bank of America-Merrill Lynch from December 2005 to March 2012 as an equity analyst, covering software and cloud companies. Prior to that, Mr. Dhruv worked in various accounting firms from February 2000 to December 2005, including PricewaterhouseCoopers, and has more than 15 years of experience in accounting and finance. Mr. Dhruv is a Chartered Accountant and a CFA Charterholder, and holds an undergraduate degree in Accounting from the University of Mumbai, India.

John Marlow has served as our Chief Administrative Officer since February 2017, as our Senior Vice President, Corporate Development since June 2013 and as our General Counsel and Secretary since April 2009, and also served as our Managing Director—EMEA from January 2015 to June 2016. He was appointed as Vice President of Corporate Development in November 2008. Mr. Marlow also served on our board of directors from August 2005 until August 2011. In addition, Mr. Marlow serves as the Director of Business and Legal Affairs at BrainSonix Corporation, a private medical device company. Mr. Marlow holds a B.A. in Sociology from Colgate University and a J.D. from the University of California, Berkeley, Boalt Hall School of Law.

Praful Shah has served as our Chief Strategy Officer since January 2017 and served as our Senior Vice President and Vice President, Strategy from April 2008 to January 2017. Prior to joining us, from July 2007 to March 2008, Mr. Shah was engaged in reviewing and investing in YouWeb, LLC, an early stage technology incubator. From 1997 to June 2007, Mr. Shah served in various roles at WebEx Communications, Inc., a provider of cloud collaboration services. He was most recently WebEx’s Vice President, Strategic Communications, and

before that he served as Vice President of Online Products, Vice President of Strategic Marketing, Vice President of Business Development and Vice President of Marketing. Prior to WebEx, from 1995 to 1997, Mr. Shah served at Oracle Corporation as Senior Director of Marketing for Oracle’s Internet Products and Database Products Divisions. Mr. Shah holds a bachelor’s degree in Electronics and Communications Engineering from Manipal Institute of Technology in India, and an M.S. in Computer Science from Pennsylvania State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the material principles governing executive compensation policies and decisions, and the material elements of compensation awarded to, earned by or paid to our named executive officers. In addition, we explain how and why the independent compensation committee determines the specific compensation elements that comprised the 2018 executive compensation program.

Our named executive officers for fiscal 2018 were:

•	Vladimir Shmunis, Chief Executive Officer (“CEO”);

•	David Sipes, Chief Operating Officer;

•	Mitesh Dhruv, Chief Financial Officer (“CFO”);

•	John Marlow, Chief Administrative Officer, Senior Vice President, Corporate Development, General Counsel and Secretary (“CAO”); and

•	Praful Shah, Chief Strategy Officer.

The information in this Compensation Discussion and Analysis provides perspective and narrative analysis relating to, and should be read along with, the executive compensation tables.

2018 Executive Compensation Highlights

Consistent with our compensation philosophy and objectives, the compensation committee took the following actions with respect to the compensation of our named executive officers for 2018:

•	Base Salary—Increased base salary amounts for all our named executive officers to reflect competitive market conditions described in the “Base Salary” section below;

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Non-Equity Incentive Plan Compensation—Approved a bonus plan for our named executive officers that paid out only if we achieved quarterly revenue and Non-GAAP operating margin goals that were set to be aggressive and achievable with strong leadership from our executive team described in the “Annual Incentive Compensation” section below. A new feature of the bonus plan for 2018 was that quarterly payouts under the plan would be made in the form of fully vested RSUs each quarter in order to conserve cash resources and further align the interests of our stockholders and our executive officers, described in the “Annual Incentive Compensation” section below; and

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Annual Equity Compensation—Granted RSUs as part of our annual compensation in an effort to retain our named executive officers, provide incentives for them to continue to grow our business and enhance the link between their interests and the interests of our stockholders described in the “Equity Compensation” section below.

Compensation Philosophy and Objectives

The overall objective of our executive compensation program is to tie executive compensation to the performance of our company. Our executive compensation is designed with a mix of short-term and long-term components, cash and equity elements and fixed and contingent payments in proportions that we believe provide appropriate incentives to retain and motivate our named executive officers, and other senior executives and management team and help to achieve success in our business.

Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. Our executive compensation program seeks to achieve this objective by ensuring that we can:

•	Reward talented executives, who possess the proven experience, knowledge, skills, and leadership criteria;

•	Motivate our executive officers by giving them a stake in our growth and prosperity and encouraging the continuance of their services with us; and

•	Align the interests of stockholders and named executive officers without creating an incentive for inappropriate risk-taking.

Based on this philosophy, we have designed our executive compensation program to encourage the achievement of strong overall financial results, particularly revenue growth and Non-GAAP operating margin.

Executive Compensation Policies and Practices

We endeavor to maintain compensation policies and practices that are consistent with sound governance standards. We believe it is important to provide competitive compensation packages and a high-quality work environment in order to hire, retain and motivate key personnel. Our compensation committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the nature of the market in which we compete for key personnel. The following policies and practices were in effect during 2018:

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Independent Compensation Committee. Our compensation committee is comprised solely of independent directors who have established effective means for communicating with each other and with stockholders, and implementing their executive compensation ideas, as well as addressing concerns;

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Compensation Consultant. Our compensation committee engaged its own compensation consultant to assist with its 2018 compensation reviews. This consultant performed no other consulting or other services for us;

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Annual Executive Compensation Review. Our compensation committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes;

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Performance-Based Compensation. Our executive compensation program is designed so that a significant portion of compensation is performance-based, and therefore “at risk,” dependent upon corporate performance, as well as equity-based to align the interests of our executive officers with our stockholders. The overall performance and contribution of the executive is also considered in determining each individual’s compensation;

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Minimal Perquisites and Special Benefits. The members of our executive team are eligible to participate in broad-based Company-sponsored retirement, health and welfare benefits programs on the same basis as our other full-time, salaried employees. At this time, we do not provide any perquisites or other personal benefits to the members of our executive team;

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No “Golden Parachute” Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any tax liability that our executive officers might owe as a result of the application of Sections 280G or 4999 of the Code;

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Hedging and Pledging Prohibited. Our Insider Trading Policy prohibits our employees, including our executive officers and the members of our board of directors, from hedging any Company securities and from pledging any Company securities as collateral for a loan;

•	No “Single-Trigger” Change-in-Control Arrangements; “Double-Trigger” Change-in-Control Arrangements. There are no payments and benefits that are payable solely as a result of a change-in-control in the Company. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of our Company plus an involuntary termination of employment before payments and benefits are paid); and

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Stockholder Advisory Votes on Named Executive Officer Compensation. Our stockholders have an opportunity to cast an advisory vote to (i) approve our named executive officers’ compensation and (ii) approve the frequency of the vote to approve the named executive officers’ compensation. Our stockholders have voted in favor of annual advisory votes on the named executive officers’ compensation. At the 2018 annual meeting, approximately 95% of the votes cast voted to approve our named executive officers’ compensation. We believe that the results of this vote affirm our stockholders’ support of our approach to executive compensation, and therefore we have not made any significant changes to our executive compensation program. We will consider the results from this year’s and future years’ stockholder advisory votes on named executive officer compensation when making decisions about our executive compensation program. No changes in the overall structure of the programs were made in 2018.

Compensation-Setting Process

Compensation Committee

Each year, our compensation committee conducts a review of our executive compensation program and related policies and practices. At the beginning of each year, the compensation committee assesses the prior year performance and establishes bonus targets and metrics for the current year and annual equity award grants for our named executive officers. In addition, the compensation committee reviews and determines the base salary of our named executive officers. In determining the compensation of the members of our executive team, including our named executive officers, for 2018, our compensation committee reviewed the compensation arrangements, including base salary, target bonus and equity compensation, of our executive officers and considered an analysis of competitive market data presented by the compensation committee’s advisor, Compensia, a national compensation consulting firm that provides executive compensation advisory services, as well as our overall strategic business plan. Market data was used primarily as a reference point for measuring the competitive marketplace, and was one factor among others, used by the compensation committee in determining executive compensation. Other factors the compensation committee considers in making its executive compensation decisions include: input from our CEO and CAO (except regarding their own compensation), past individual performance and expected future performance, vesting status and value of existing equity awards, and internal pay equity based on the impact of business and performance.

Role of Management

In carrying out its responsibilities, the compensation committee works with members of our management, including our CEO and CAO. Typically, the CEO and CAO assist the compensation committee in developing the annual bonus plans based on metrics that contain attainable target levels that are achievable through the commitment and leadership of our executive officers. Our CEO provides recommendations on compensation matters for our employees in general and all of his direct reports, including our executive officers. The CEO, CAO and CFO usually attend compensation committee meetings. Our CEO, CAO and CFO do not participate in discussions or decisions regarding their own compensation and are not present when their own compensation is determined.

Role of Compensation Consultant

Compensia has been engaged by and serves as the compensation committee’s compensation consultant. Compensia reviews the compensation arrangements of the members of our executive team and generally assists the compensation committee in analyzing executive officer and employee compensation, and the compensation of non-employee members of our Board. Compensia provides support for the compensation committee by attending meetings of the compensation committee, providing recommendations regarding the composition of our compensation peer group, analyzing compensation data and formulating recommendations for executive and non-employee director compensation. Our compensation committee also works directly with Compensia from time to time to obtain additional information or clarity regarding data provided by Compensia, and also requests specific analyses to assist the compensation committee in the design and structure of our executive and non-employee director compensation programs.

The compensation committee has determined that the work of Compensia does not give rise to any “conflict of interest” in accordance with Item 407(e)(3)(iv) of Regulation S-K and the listing standards of the New York Stock Exchange.

Competitive Positioning

In setting executive compensation, our compensation committee uses publicly-available data on the compensation policies and practices of comparable publicly-traded companies as a reference to understand the competitive market for executive talent. With respect to the 2018 compensation of the members of our executive team, including the named executive officers, our compensation committee reviewed an analysis prepared by Compensia of competitive market data derived from a group of public software companies within a specific selection criteria, which included, but was not limited to, revenue between approximately $280 million and $1.2 billion for the trailing four quarters available as of February 23, 2018 and 30-day average market capitalizations of between approximately $1.6 billion and $12.8 billion as of February 23, 2018, and the companies in the following compensation peer group (which was approved by our compensation committee in February 2018):

8x8	New Relic	Tableau Software
Box	Nutanix	The Ultimate Software Group
Guidewire Software	Paycom Software	Twilio
HubSpot	Proofpoint	Veeva Systems
LogMeIn	Splunk	Zendesk

In selecting the companies that comprised the compensation peer group, the compensation committee focused primarily on public companies in the same or similar country or countries of operation, industry group and financial comparability, which include revenue and market capitalization. The companies that comprise the peer group are our competitors in the labor and capital markets, and have similar growth and performance potential.

This competitive market data was used as a reference in the course of our compensation committee’s review and evaluation of our executive compensation program and decisions regarding executive compensation in 2018. The competitive market data is useful to understand market practice and to provide a general context for its decisions. The compensation committee determines the nature and the extent of the use of market data, which varies by executive. Actual compensation is based on individual performance, experience, responsibilities and other criteria selected by our compensation committee. While the compensation committee does not target any component of our executive compensation program to a particular level versus the competitive market, our compensation committee generally refers to a range of the 50th to the 75th market percentile when making its executive compensation decisions. The competitive market data was not used to benchmark the compensation for our named executive officers.

Compensation Overview

Our executive compensation program for 2018 consisted of the following principal compensation elements:

•	Base salary;

•	Annual incentive compensation in the form of a cash bonus; and

•	Long-term incentive compensation in the form of annual grants of time-based RSUs.

We are committed to providing appropriate cash and equity incentives to compensate our named executive officers in a manner that our compensation committee determines is reasonable and appropriate to motivate and retain key talent.

Base Salary

Base salary is a customary, fixed element of compensation intended to attract and retain our named executive officers and compensate them for their day-to-day efforts. The compensation committee reviews base salary every year, as well as at the time of a promotion or other change in responsibilities, and considers each executive officer’s performance, prior base salary level, the competitive market data, breadth of role, and the other factors described in the “Compensation Setting Process—compensation committee” section above. The compensation committee does not target base pay at any particular level versus the competitive market data. In 2018, all of our named executive officers received adjustments to base salary to (i) reflect changes to the competitive market and (ii) retain our named executive officers to grow and expand our business. Mr. Dhruv received a more meaningful increase to his base salary to recognize his continued transition into the CFO role. The base salary changes were effective on April 1, 2018 for all named executive officers.

The following table sets forth the 2018 base salary for each of our named executive officer’s base salary as compared with his 2017 base salary.

Name	2018 Base Salary	2017 Base Salary	Percent Increase
Vladimir Shmunis	$550,000	$525,000	5%
David Sipes	$400,000	$351,000	14%
Mitesh Dhruv	$400,000	$300,000	33%
John Marlow	$375,000	$345,000	9%
Praful Shah	$343,000	$315,000	9%

The actual base salaries paid to our named executive officers during 2018 are set forth in the 2018 Summary Compensation Table below.

Annual Incentive Compensation

The compensation committee establishes annual cash bonus opportunities under our bonus plan (the “Bonus Plan”). Consistent with our historical practices, bonuses for 2018 under the Bonus Plan were designed to motivate and reward our named executive officers, to perform to the best of their abilities and to achieve our objectives.

Target Cash Incentive Opportunities

In March 2018, the compensation committee reviewed the target cash incentive opportunities of our named executive officers, taking into consideration each named executive officer’s total cash compensation opportunity, the competitive market data with an emphasis generally on the 50th through 75th percentile of total target cash compensation opportunities, breadth of responsibilities and the other factors described in the “Compensation

Setting Process—Compensation Committee” section above. The compensation committee did not make any changes to the target bonus opportunity percentage for any named executive. However, each named executive officer’s target bonus opportunity amount increased commensurate with his increase in base salary.

The target cash incentive opportunities of our named executive officers for 2018 were:

Name	2018 Target Bonus Opportunity (as a % of 2018 Base Salary	2018 Target Bonus Opportunity
Vladimir Shmunis	100%	$550,000
David Sipes	100%	$400,000
Mitesh Dhruv	100%	$400,000
John Marlow	60%	$225,000
Praful Shah	75%	$257,250

2018 Bonus Plan Design and Achievement

For 2018, there are four quarterly performance periods, ending on March 31, June 30, September 30, and December 31. The bonus pool under the Bonus Plan funded based on our achievement against quarterly target levels of the following performance metrics (weighted 50% each): (i) revenues and (ii) Non-GAAP operating margin. These metrics have the following meanings under the Bonus Plan:

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“revenues” means the Company’s net revenues generated from third parties, including both services revenues and product revenues, each as defined in our Form 10-K filed for the calendar year ended December 31, 2017. Net revenue is defined as gross sales less any pertinent discounts, refunds, or other contra-revenue amounts, as presented on the Company’s press release reporting the applicable quarterly financial results.

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“Non-GAAP operating margin” means the Company’s Non-GAAP operating income divided by its “revenues.” Non-GAAP operating income means the Company’s “revenues” less cost of revenues and operating expenses, excluding the impact of stock-based compensation expense, amortization of acquisition related intangibles, legal settlement related charges and as adjusted for certain acquisitions, as presented on the Company’s press release reporting the applicable quarterly financial results.

For the bonus pool under the Bonus Plan to fund for any particular quarter, we had to achieve (i) revenue at least equal to the lowest amount of revenues expected by analyst consensus estimates after we publicly disclosed our guidance for such quarter, and (ii) quarterly Non-GAAP operating margin at least equal to the lowest amount of Non-GAAP operating margin expected by analyst consensus estimates after we publicly disclosed our guidance for such quarter.

For 100% of the bonus pool with respect to revenues for any particular quarter to fund, 100% to 101% of the quarterly revenues target was to be achieved. For each 0.5% of revenues that was achieved above the 101% of the quarterly revenues target, the bonus pool with respect to revenue would be increased by 5%, and for each 0.5% of revenue that was achieved below 100% of the quarterly revenues target, the bonus pool with respect to revenues would be reduced by 5%. For 100% Non-GAAP operating margin for any particular quarter to fund, 100% of the quarterly Non-GAAP operating margin target was to be achieved. For each 0.5% of the Non-GAAP operating margin that was achieved above the quarterly Non-GAAP operating margin target, the bonus pool with respect to Non-GAAP operating margin would be increased by 5% (up to a maximum of 120%), and for each 0.5% of Non-GAAP operating margin that was below the quarterly Non-GAAP operating margin target, the bonus pool with respect to Non-GAAP operating margin would be reduced by 5%.

The following chart sets forth our 2018 quarterly targets against each metric under the Bonus Plan, actual achievement against those targets, and the corresponding percentage payouts to the named executive officer each quarter:

	Revenue				Non-GAAP Operating Margin
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Target (in millions)	$147.5	$156.6	$167.4	$179.3	7.6%	8.3%	8.4%	8.7%
Achievement (% of Target)	101.9%	102.7%	103.8%	105.2%	113.2%	106.0%	100.0%	105.7%

Based upon our actual financial performance as measured against the approved performance metrics and the formula under the Bonus Plan, the payout percentages for each of the four quarters in 2018 were as follows: 109.5% (Q1), 111.3% (Q2), 113.5% (Q3) and 123.4% (Q4).

In December 2017, our compensation committee approved the 2018 Key Employee Equity Bonus Plan (the “Key Employee Bonus Plan”), which provided that the then-named executive officers will receive any quarterly bonus achieved and payable under the Bonus Plan for 2018 in the form of fully vested RSUs granted under the Equity Plan. The number of RSUs each named executive officer received equaled the dollar value of the quarterly bonus divided by the lower of the closing price of a share of our Class A common stock (i) on the first trading day of the quarter for which the quarterly bonus is assessed or (ii) on May 14, August 14, November 14 or February 14 following the quarter for which the quarterly bonus is assessed. In December 2018, the compensation committee approved a similar plan governing 2019 bonuses. Each year the compensation committee will assess whether to continue the Key Employee Bonus Plan.

The aggregate dollar values of the bonuses earned by our named executive officers under the Bonus Plan for 2018 are listed in the “Non-Equity Incentive Compensation” column of the 2018 Summary Compensation Table. As described above and in the footnotes to the 2018 Summary Compensation Table, each earned quarterly bonus was paid in the form of fully vested RSUs that are listed in the 2018 Grants of Plan-Based Awards Table below.

Equity Compensation

We use RSUs to deliver long-term incentive compensation opportunities to our named executive officers. Consistent with our compensation objectives, we believe this approach helps to ensure that the interests of the members of executive team are aligned with those of our stockholders and that we are able to attract and reward our top talent. In 2018, the compensation committee determined not to grant stock options to our named executive officers and to grant only RSUs to management in order to better identify the interests of our named executive officers and our stockholders and to reduce our corporate-wide dilution.

The compensation committee does not target equity compensation at any particular level versus the competitive market data, although it uses the range of the 50th percentile to the 75th percentile as a reference point during the course of its deliberations. RSUs serve as a retention tool as they vest based on continued service over time.

RSUs vest 1/16 every three months and become fully vested after four years, in each case, subject to the executive officer’s continued service as of each vesting date. In addition, each named executive officer is entitled to certain vesting acceleration benefits upon qualifying termination in connection with a change in control, as described in the “Other Change in Control Provisions” section below.

In March 2018, our compensation committee approved annual equity awards to the members of our executive team to reward them for our strong corporate performance and their individual performance, with such equity award grants becoming effective in April 2018. In determining the size of these awards, the compensation committee took into consideration each executive officer’s current vested and unvested equity holdings, competitive market data, and the other factors described in the “Compensation Setting Process—Compensation Committee” section above.

The intended values of the annual equity awards to the named executive officers granted in April 2018 are listed below, and the number of shares covered by each of these equity awards is equal to the award’s intended value divided by the average closing price of a share of our common stock during the month of March 2018, rounded up to the nearest whole share.

Name	Intended Value of RSUs
Vladimir Shmunis	$6,950,000
David Sipes	$3,200,000
Mitesh Dhruv	$3,200,000
John Marlow	$1,700,000
Praful Shah	$1,400,000

The grant date fair values of these equity awards granted to our named executive officers are listed in the “Stock Awards” column of the 2018 Summary Compensation Table and in the 2018 Grants of Plan-Based Awards Table below.

In addition, as discussed above, we issued fully vested RSUs to our named executive officers under the Key Employee Bonus Plan in settlement of their annual cash incentive payments under the Bonus Plan for 2018. These RSUs are listed in the 2018 Grants of Plan-Based Awards Table below.

Welfare and Other Employee Benefits

Our named executive officers are eligible to participate in the same group insurance and employee benefit plans generally available to our other salaried employees in the U.S. These benefits include medical, dental, vision, and disability benefits and other plans and programs made available to other eligible employees. We have a qualified defined contribution plan under Code Section 401(k) covering eligible employees, including our named executive officers. All participants in the plan, including each named executive officer, are eligible to make pre-tax contributions. We provide a company 401(k) plan matching program of 50% of the employee’s contributions up to the lesser of 6% of employee cash compensation and $4,050 per year. All participant 401(k) contributions and earnings, as well as all matching contributions and earnings, are fully and immediately vested.

Perquisites

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we generally do not provide special plans or programs for our named executive officers.

All practices with respect to perquisites or other personal benefits will be subject to review and approval by the compensation committee.

Post-Employment Compensation

Our CEO’s employment agreement and agreements with each of our other named executive officers provide for certain payments and benefits in the event of a qualifying termination of employment, including a termination of employment in connection with a change in control of the Company. We believe that these agreements will enable our named executive officers to maintain their focus and dedication to their responsibilities to help maximize stockholder value by minimizing distractions due to the possibility of an involuntary termination of employment or a termination of employment in connection with a potential change in control of the Company. We also believe that these arrangements further our interest in encouraging retention among our named executive officers.

In addition, our named executive officers are participants in the Company’s Equity Acceleration Policy which contain provisions providing for double-trigger vesting upon certain changes in control, as described in the

“Other Change in Control Provisions” section below. We believe this policy provides important retention incentives for our key contributors through and following a change in control.

Executive Employment Arrangements

The initial terms and conditions of employment for each of our named executive officers are set forth in a written employment agreement. Each of these agreements was approved on our behalf by our board of directors or the compensation committee, as applicable. We develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. We believe that these arrangements will help the named executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our Company.

Vladimir Shmunis

We entered into an executive employment letter with Mr. Shmunis, our CEO, dated September 13, 2013. Effective April 1, 2018, Mr. Shmunis’ annual base salary was $550,000, and he was eligible to earn an annual incentive bonus of up to 100% of his base salary. The executive employment letter with Mr. Shmunis provides for a three-year employment term, and may be extended by mutual agreement at the end of the term, but either we or Mr. Shmunis may terminate the employment relationship with us at any time.

If prior to the period beginning three months prior to and ending 12 months after a change of control (such period, the “Change of Control Period”) of the Company, Mr. Shmunis’ employment is terminated without “cause” (excluding by reason of death or “disability”) or he resigns for “good reason” (as such terms are defined in the executive employment letter), he will be eligible to receive the following payments and benefits if he timely signs and does not revoke a release agreement with us:

•	continued payment of base salary for a period of 12 months; and

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payment by us for up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents, or taxable monthly payments for the equivalent period in the event payment for COBRA premiums would violate applicable law.

If, within the Change of Control Period, his employment is terminated without cause (excluding by reason of death or “disability”) or he resigns for good reason, he will be entitled to the following payments and benefits if he timely signs and does not revoke a release agreement with us:

•	a lump sum payment equal to (x) 18 months of his annual base salary, plus (y) 1.5x the greater of his target annual bonus for the year of the change of control or the year of his termination;

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payment by us for up to 18 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents, or taxable monthly payments for the equivalent period in the event payment for COBRA premiums would violate applicable law; and

•	100% accelerated vesting of all outstanding equity awards.

In the event any of the amounts provided for under the executive employment letter or otherwise payable to Mr. Shmunis would constitute “parachute payments” within the meaning of Code Section 280G and could be subject to the related excise tax, Mr. Shmunis would be entitled to receive either full payment of benefits under the executive employment letter or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to Mr. Shmunis. The executive employment letter does not require us to provide any tax gross-up payments.

David Sipes

We entered into an executive employment offer letter with Mr. Sipes, our current Chief Operating Officer, dated June 10, 2008, which was subsequently amended on August 11, 2016. The amended executive employment offer letter has no specific term and provides for at-will employment. Effective April 1, 2018, Mr. Sipes’ annual base salary was $400,000, and he will be eligible to earn an annual incentive bonus of up to 100% of his base salary.

In the event we terminate Mr. Sipes’ employment without “cause” (as such term is defined in his offer letter) and excluding by reason of death or disability, he is eligible to receive a cash severance payment equal to three months of his base salary payable in equal installments.

Mr. Sipes is a participant in the Equity Acceleration Policy as described in the “Other Change in Control Provisions” section below.

Mitesh Dhruv

We entered into an executive employment offer letter with Mr. Dhruv, our current Chief Financial Officer, on March 1, 2012, which was subsequently amended on July 28, 2017. The amended executive employment offer letter has no specific term and provides for at-will employment. Effective April 1, 2018, Mr. Dhruv’s annual base salary was $400,000, and he was eligible to earn an annual incentive bonus of up to 100% of his base salary.

Under the terms of the executive employment offer letter, in the event we terminate Mr. Dhruv’s employment without “cause” or he voluntarily terminates for “good reason” (with such terms to have the same meanings as in his supplement to offer letter), he is eligible to receive (i) a cash severance payment equal to 12 months of his base salary and (ii) payment by us for up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents, in each case, subject to his signing and not revoking a release agreement with us.

Mr. Dhruv is a participant in the Equity Acceleration Policy as described in the “Other Change in Control Provisions” section below.

John Marlow

We entered into an executive employment offer letter with John Marlow, our current Chief Administrative Officer, Senior Vice President, Corporate Development, General Counsel and Secretary, dated September 13, 2013. The executive employment offer letter has no specific term and provides for at-will employment. Effective April 1, 2018, Mr. Marlow’s base salary was $375,000, and he will be eligible to earn an annual incentive bonus of up to 60% of his base salary.

In the event we terminate Mr. Marlow’s employment without “cause” (as such term is defined in his offer letter) and excluding by reason of death or disability, he is eligible to receive severance equal to three months of his base salary, payable in three equal monthly installments, subject to his signing and not revoking a release agreement with us.

Mr. Marlow is a participant in the Equity Acceleration Policy as described in the “Other Change in Control Provisions” section below.

Praful Shah

We entered into an executive employment offer letter with Mr. Shah, our current Chief Strategy Officer, dated March 31, 2008. The executive employment offer letter has no specific term and provides for at-will employment. Effective April 1, 2018, Mr. Shah’s annual base salary was $343,000, and he was eligible to earn an annual incentive bonus of up to 75% of his base salary.

In the event we terminate Mr. Shah’s employment without “cause” (as such term is defined in his offer letter), he is eligible to receive a cash severance payment equal to six months of his base salary, payable over six months in accordance with our payroll procedures and all stock options that would have vested if he had remained employed by us in the six-month period following such involuntary termination of employment without cause shall become immediately vested and exercisable.

Mr. Shah is a participant in the Equity Acceleration Policy as described in the “Other Change in Control Provisions” section below.

Other Change in Control Provisions

Our named executive officers are eligible to participate in our Equity Acceleration Policy. Pursuant to our Equity Acceleration Policy, on a termination of an eligible employee’s employment either (i) by the Company (or any of its subsidiaries) other than for Cause (as defined in the Equity Acceleration Policy or individual participation agreement), death, or Disability (as defined in the Equity Acceleration Policy) or (ii) by the eligible employee for Good Reason (as defined in the Equity Acceleration Policy or individual participation agreement), in either case, during the period beginning 60 days prior to a Change of Control (as defined in the Equity Acceleration Policy) and ending 12 months following a Change of Control, then, subject to the eligible employee’s signing and not revoking a release, the then-unvested shares subject to each of the eligible employee’s then-outstanding equity awards will immediately vest and, in the case of equity awards that are stock options and stock appreciation rights, will become exercisable to the extent set forth in the eligible employee’s participation agreement.

If any payment or benefit that an eligible employee would receive from the Company or any other party whether in connection with the Equity Acceleration Policy or otherwise would constitute a “parachute payment” within the meaning of Code Section 280G and could be subject to the related excise tax, the eligible employee would be entitled to receive either full payment of the payments and benefits under or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the eligible employee.

Each named executive officer, other than Mr. Shmunis, has signed a participation agreement under the Equity Acceleration Policy. The percentage of acceleration of the then-outstanding unvested equity awards for Messrs. Sipes, Dhruv, Marlow and Shah is 100%. The provisions of the participation agreement supersede any double trigger equity acceleration provisions of any offer letter, employment agreement or equity award.

Other Compensation Policies

Equity Award Grant Policy

Our equity award grant policy formalizes our process for granting equity-based awards. Under our equity award grant policy, our board of directors or the compensation committee may grant equity awards at any time. It is our policy to not time equity award grants in relation to the release of material non-public information. Under the policy, the compensation committee has delegated limited authority to a committee consisting of our CEO and a member of the compensation committee to grant equity awards to employees below the level of Vice President and certain other service providers other than the members of our board of directors.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our named executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Derivatives Trading, Hedging and Pledging Policy

Pursuant to our insider trading policy, our employees, including the members of our executive team and the members of our board of directors, are prohibited from engaging in transactions involving derivative securities or otherwise that would hedge the risk of ownership of our equity securities and from pledging our equity securities as collateral for a loan.

Tax and Accounting Considerations

Tax Considerations

We have not provided any of our named executive officers with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Sections 280G, 4999 or 409A. Code Sections 280G and 4999 provide that named executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Code Section 409A.

Under Code Section 162(m), we are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for the CEO and certain of our current and former highly compensated executive officers (collectively “covered employees”). While we cannot predict how the deductibility limit may impact our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. In addition, although we have not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the compensation committee may consider tax deductibility under Code Section 162(m) as a factor in its compensation decisions.

Accounting Considerations

We take financial reporting implications into consideration in designing compensation plans and arrangements for the members of our executive team, other employees and members of our board of directors. These accounting considerations include Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

Compensation-Related Risk

Our board of directors is responsible for the oversight of our risk profile, including compensation-related risks. Our compensation committee monitors our compensation policies and practices as applied to our employees to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking. In cooperation with management, our compensation committee reviewed our 2018 compensation programs. Our compensation committee believes the mix and design of the elements of such programs do not encourage our employees to assume excessive risks and accordingly are not reasonably likely to have a material adverse effect on our company. We have designed our compensation programs to be balanced so that our employees are focused on both short-term and long-term financial and operational performance. In particular, the weighting towards long-term incentive compensation discourages short-term risk taking. Goals are appropriately set with targets that encourage growth in the business.

Report of the Compensation Committee

The following Report of the Compensation Committee shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019.

Respectfully submitted by the members of the compensation committee of the board of directors:

Robert Theis (Chair)

Michelle McKenna

Allan Thygesen

2018 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during fiscal 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(4)	Total ($)
Vladimir Shmunis Chief Executive Officer	2018 2017 2016	543,750 525,000 522,917	— — —	6,502,909 4,504,950 3,199,995	(5) (7) (8)	— — —		803,774 541,012 565,584	(6)	2,451 — —	7,852,884 5,570,962 4,288,496

David Sipes Chief Operating Officer	2018 2017 2016	387,750 351,000 334,289	— — —	2,994,159 2,902,250 1,502,965	(9) (11) (12)	— — 826,224	(13)	571,431 353,282 291,868	(10)	1,311 — —	3,954,651 3,606,532 2,955,346

Mitesh Dhruv(14) Chief Financial Officer	2018 2017	375,000 293,750	— —	2,994,159 2,917,800	(15) (17)	— —		549,589 266,850	(16)	13,594 —	3,932,342 3,478,400

John Marlow(18) Chief Administrative Officer, Senior Vice President, Corporate Development, General Counsel and Secretary	2018 2017	367,500 333,750	— —	1,590,658 1,264,300	(19) (21)	— —		325,663 217,634	(20)	1,311 —	2,285,132 1,815,684

Praful Shah Chief Strategy Officer	2018 2017 2016	336,000 311,250 297,917	— — —	1,309,983 1,158,550 499,998	(22) (24) (25)	— — 550,814	(26)	372,151 240,626 241,623	(23)	3,762 — —	2,021,896 1,710,426 1,590,352

(1)

The amounts in the “Stock Awards” column represent the aggregate fair market value of RSUs granted in the applicable year and calculated in accordance with ASC Topic 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)

The dollar amounts the “Option Awards” column represent the compensation cost for fiscal 2018 of stock option awards granted in fiscal 2018, 2017, and 2016. These amounts have been calculated in accordance with ASC Topic 718, “Share-Based Payment,” or SFAS 123R, using the Black-Scholes-Merton option-pricing model. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 11 to the Notes to our Consolidated Financial Statements for a discussion of assumptions made in determining the grant date fair market value, included as Item 8 to our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019.
(3)

Amounts in this column represent the aggregate fair market value of RSUs granted under our Key Employee Equity Bonus Plan, in lieu of a cash bonus earned for each quarter of 2018, and calculated in accordance with ASC Topic 718. The shares underlying these RSU awards were fully vested in the quarter following the quarter in which earned. Amounts for 2017 and 2016 represent amounts earned pursuant to our Bonus Plan and bonuses approved by our board of directors for fiscal 2017 and 2016. These amounts were earned and paid quarterly with such payments being made in the quarter following the quarter in which the amount was earned.

(4)

This column represents (i) the dollar value of the benefit to each named executive officer for the portion of the premium payable by the Company with respect to a life insurance policy and (ii) with respect to Mr. Dhruv only, an employee referral bonus of $13,000.

(5)

The shares underlying these RSU awards shall vest as to 105,104 of the underlying shares, subject to Mr. Shmunis’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018. 100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company

(6)	Consists of 9,542 shares underlying RSU awards, 7,664 of which were fully vested in fiscal 2018 and 1,878 of which vested on February 20, 2019.
(7)

The shares underlying this RSU award vest, subject to Mr. Shmunis’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2017. 100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(8)

The shares underlying this RSU award vest, subject to Mr. Shmunis’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2016. 100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(9)

The shares underlying these RSU awards shall vest as to 48,410 of the underlying shares, subject to Mr. Sipes’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018. 100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(10)	Consists of 6,764 shares underlying RSU awards, 5,398 of which were fully vested in fiscal 2018 and 1,366 of which vested on February 20, 2019.
(11)

The shares underlying this RSU award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2017. 100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(12)

The shares underlying these RSU awards shall vest as follows: (a) as to 46,934 of the underlying shares in 16 equal quarterly installments commencing May 20, 2016, and (b) as to 32,000 of the underlying shares in 16 equal quarterly Installments commencing November 20, 2016, in each case subject to Mr. Sipes’ continued service through each relevant vesting date. 100% of each RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(13)

The shares underlying this option award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 48 monthly installments commencing March 9, 2016. 100% of each RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(14)	Mr. Dhruv has been a named executive officer since fiscal year 2017.
(15)

The shares underlying these RSU awards shall vest as to 48,410 of the underlying shares, subject to Mr. Dhruv’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018. 100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(16)	Consists of 6,472 shares underlying RSU awards, 5,106 of which were fully vested in fiscal 2018 and 1,366 of which vested on February 20, 2019.
(17)

The shares underlying this RSU award vest, subject to Mr. Dhruv’s continued role as a service provider to us, (i) as to 40,400 of the underlying shares, in 16 equal quarterly installments commencing May 20, 2017 and (ii) as to 56,000 of the underlying shares, in 16 equal quarterly installments commencing August 20, 2017. 100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(18)	Mr. Marlow has been a named executive officer since fiscal year 2017. He was a named executive officer in fiscal year 2015 but not fiscal year 2016.
(19)

The shares underlying these RSU awards shall vest as to 25,718 of the underlying shares, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018. 100% of this

RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.
(20)	Consists of 3,861 shares underlying RSU awards, 3,092 of which were fully vested in fiscal 2018 and 769 of which vested on February 20, 2019.
(21)

The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2017. 100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(22)

The shares underlying these RSU awards shall vest as to 21,180 of the underlying shares, subject to Mr. Shah’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018. 100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(23)	Consists of 4,412 shares underlying RSU awards, 3,533 of which were fully vested in fiscal 2018 and 879 of which vested on February 20, 2019.
(24)

The shares underlying this RSU award vest, subject to Mr. Shah’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2017. 100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(25)

The shares underlying this RSU award vest, subject to Mr. Shah’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2016. 100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(26)

The shares underlying this option award vest, subject to Mr. Shah’s continued role as a service provider to us, in 48 monthly installments commencing March 9, 2016. 100% of this option award is subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company. In addition, if Mr. Shah is terminated “without cause” not in connection with a change of control, then Mr. Shah will receive acceleration of this option award as if he were still employed by the Company for an additional 6 months.

Grants of Plan-Based Awards in 2018

The following table sets forth information regarding grants of awards made to our named executive officers during fiscal 2018. We did not grant any cash awards under our 2013 Plan during fiscal 2018.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Equity Grants
Name	Grant Date	Name of Plan	Target ($)	Number of Securities Underlying Restricted Stock Units (#)	Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Vladimir Shmunis	04/02/2018	2013 Plan	—	105,140	—	—	6,502,909
	05/14/2018	2013 Plan	—	3,007	—	—	224,924
	08/14/2018	2013 Plan	—	2,475	—	—	221,760
	11/14/2018	2013 Plan	—	2,182	—	—	162,079

David Sipes	04/02/2018	2013 Plan	—	48,410	—	—	2,994,159
	05/14/2018	2013 Plan	—	2,011	—	—	150,423
	08/14/2018	2013 Plan	—	1,800	—	—	161,280
	11/14/2018	2013 Plan	—	1,587	—	—	117,882

Mitesh Dhruv	04/02/2018	2013 Plan	—	48,410	—	—	2,994,159
	05/14/2018	2013 Plan	—	1,719	—	—	128,581
	08/14/2018	2013 Plan	—	1,800	—	—	161,280
	11/14/2018	2013 Plan	—	1,587	—	—	117,882

John Marlow	04/02/2018	2013 Plan	—	25,718	—	—	1,590,658
	05/14/2018	2013 Plan	—	1,186	—	—	88,713
	08/14/2018	2013 Plan	—	1,013	—	—	90,765
	11/14/2018	2013 Plan	—	893	—	—	66,332

Praful Shah	04/02/2018	2013 Plan	—	21,180	—	—	1,309,983
	05/14/2018	2013 Plan	—	1,354	—	—	101,279
	08/14/2018	2013 Plan	—	1,158	—	—	103,757
	11/14/2018	2013 Plan	—	1,021	—	—	75,840

(1)

The amounts in the “Grant Date Fair Value of Stock and Option Awards” column represent the grant date fair market value of RSUs or stock option awards granted in fiscal 2018 and calculated in accordance with ASC Topic 718. Assumptions underlying the valuations are set forth in footnote 1 and footnote 2 to the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning equity awards held by our named executive officers at the end of fiscal 2018.

	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not) Vested ($)(1)
Name	Grant Date	Exercisable		Unexercisable
Vladimir Shmunis	01/19/2010	98,229	(2)	—	1.10	01/19/2020	—		—
	09/26/2012	741,668	(3)	—	6.78	09/26/2022	—		—
	05/01/2015	—		—	—	—	7,913	(4)	652,348
	05/01/2015	412,500	(5)	37,500	17.13	05/01/2022	—		—
	02/09/2016	—		—	—	—	62,579	(6)	5,519,013
	02/10/2017	—		—	—	—	107,832	(7)	8,889,670
	04/02/2018	—		—	—	—	85,427	(8)	7,042,602
David Sipes	11/12/2009	10,500	(9)	—	0.99	11/12/2019	—		—
	03/02/2012	32,292	(10)	—	2.73	03/02/2022	—		—
	02/11/2014	20,000	(11)	—	20.88	02/11/2021	—		—
	04/15/2014	12,379	(12)	—	16.05	04/15/2021	—		—
	02/27/2015	53,636	(13)	5,000	15.77	02/27/2022	—		—
	02/27/2015	—		—	—	—	1,000	(14)	82,440
	02/09/2016	89,850	(15)	36,998	15.98	02/09/2023	—		—
	02/09/2016	—		—	—	—	14,667	(16)	1,209,147
	08/11/2016	—		—	—	—	14,000	(17)	1,154,160
	02/10/2017	—		—	—	—	69,469	(18)	5,727,024
	04/02/2018	—		—	—	—	39,334	(19)	3,242,695
Mitesh Dhruv	08/02/2012	11,667	(20)	—	6.78	08/02/2022	—		—
	06/12/2013	20,000	(21)	—	10.42	06/12/2023	—		—
	02/11/2014	2,084	(22)	—	20.88	02/11/2021	—		—
	04/15/2014	10,000	(23)	—	16.05	04/15/2021	—		—
	10/23/2014	15,000	(24)	—	11.50	10/23/2021	—		—
	12/16/2014	30,000	(25)	—	13.43	12/16/2021	—		—
	02/09/2016	14,166	(26)	5,834	15.98	02/09/2023	—		—
	02/09/2016	—		—	—	—	6,250	(27)	515,250
	02/10/2017	—		—	—	—	22,725	(28)	1,873,449
	07/28/2017	—		—	—	—	35,000	(29)	2,885,400
	04/02/2018	—		—	—	—	39,334	(30)	3,242,695
John Marlow	03/02/2012	115,000	(31)	—	2.73	03/02/2022	—		—
	06/12/2013	80,000	(32)	—	10.42	06/12/2023	—		—
	02/11/2014	20,000	(33)	—	20.88	02/11/2021	—		—
	04/15/2014	40,000	(34)	—	16.05	04/15/2021	—		—
	02/27/2015	115,000	(35)	5,000	15.77	02/27/2022	—		—
	02/27/2015	—		—	—	—	1,000	(36)	82,440
	02/09/2016	—		—	—	—	14,667	(37)	1,209,147
	02/10/2017	—		—	—	—	30,263	(38)	2,494,882
	04/02/2018	—		—	—	—	20,896	(39)	1,722,666
Praful Shah	03/02/2012	15,000	(40)	—	2.73	03/02/2022	—		—
	06/12/2013	80,000	(41)	—	10.42	06/12/2023	—		—
	02/11/2014	20,000	(42)	—	20.88	02/11/2021	—		—
	04/15/2014	40,000	(43)	—	16.05	04/15/2021	—		—
	02/27/2015	115,000	(44)	5,000	15.77	02/27/2022	—		—
	02/27/2015	—		—	—	—	1,000	(45)	82,440
	02/09/2016	59,900	(46)	24,665	15.98	02/09/2023	—		—
	02/09/2016	—		—	—	—	9,778	(47)	806,098
	02/10/2017	—		—	—	—	27,732	(48)	2,286,226
	04/02/2018	—		—	—	—	17,209	(49)	1,418,710

(1)

This amount reflects the fair market value of our common stock of $82.44 per shares as of December 31, 2018, multiplied by the amount shown in the column for Number of Shares or Units of Stock That Have Not Vested.

(2)	The shares underlying this option vest, subject to Mr. Shmunis’ continued role as a service provider to us, as to 1/4th of the total shares each year commencing on January 1, 2011.

(3)

This option award is subject to an early exercise provision and is immediately exercisable. The shares underlying this option award vest, subject to Mr. Shmunis’ continued role as a service provider to us, as to 1/36th of the total shares on January 31, 2013 and an additional 1/36th of the total shares on the last day of each month thereafter.

(4)

The shares underlying this RSU award vest, subject to Mr. Shmunis’ continued role as a service provider to us, in 16 equal quarterly installments commencing August 20, 2015. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(5)

The shares underlying this option award vest, subject to Mr. Shmunis’ continued role as a service provider to us, in 48 monthly installments commencing May 24, 2015. 100% of the shares underlying this option award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(6)

The shares underlying this RSU award vest, subject to Mr. Shmunis’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2016. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(7)

The shares underlying this RSU award vest, subject to Mr. Shmunis’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2017. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(8)

The shares underlying this RSU award vest, subject to Mr. Shmunis’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(9)	The shares underlying this option award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 48 monthly installments commencing February 1, 2010.
(10)

This option award is subject to an early exercise provision and is immediately exercisable. The shares underlying this option award vest, subject to Mr. Sipes’ continued role as a service provider to us, as to 1/4th of the total shares on the one-year anniversary of the Grant Date, with 1/48th of the total shares vesting monthly thereafter.

(11)	The shares underlying this option award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 48 monthly installments commencing March 11, 2014.
(12)	The shares underlying this option award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 48 monthly installments commencing May 15, 2014.
(13)

The shares underlying this option award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 48 monthly installments commencing March 27, 2015. 100% of the shares underlying this option award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(14)

The shares underlying this RSU award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2015. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(15)

The shares underlying this option vest, subject to Mr. Sipes’ continued role as a service provider to us, in 48 monthly installments commencing March 9, 2016. 100% of the shares underlying this option award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(16)

The shares underlying this RSU award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2016. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(17)

The shares underlying this RSU award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 16 equal quarterly installments commencing November 20, 2016. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(18)

The shares underlying this RSU award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2017. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(19)

The shares underlying this RSU award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(20)

The shares underlying this option award vest, subject to Mr. Dhruv’s continued role as a service provider to us, as to 1/4th of the total shares on August 1, 2013, with 1/48th of the total shares vesting monthly thereafter.

(21)

This option award is subject to an early exercise provision and is immediately exercisable. The shares underlying this option award vest, subject to Mr. Dhruv’s continued role as a service provider to us, as to 1/4th of the total shares on August 1, 2014, with 1/48th of the total shares vesting monthly thereafter.

(22)	The shares underlying this option award vest, subject to Mr. Dhruv’s continued role as a service provider to us, in 48 monthly installments commencing March 11, 2014.
(23)	The shares underlying this option award vest, subject to Mr. Dhruv’s continued role as a service provider to us, in 48 monthly installments commencing May 15, 2014.
(24)	The shares underlying this option award vest, subject to Mr. Dhruv’s continued role as a service provider to us, in 48 monthly installments commencing November 1, 2014.
(25)	The shares underlying this option award vest, subject to Mr. Dhruv’s continued role as a service provider to us, in 48 monthly installments commencing January 16, 2015.
(26)

The shares underlying this option award vest, subject to Mr. Dhruv’s continued role as a service provider to us, in 48 monthly installments commencing March 9, 2016. 100% of the shares underlying this option award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(27)

The shares underlying this RSU award vest, subject to Mr. Dhruv’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2016. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(28)

The shares underlying this RSU award vest, subject to Mr. Dhruv’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2017. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(29)

The shares underlying this RSU award vest, subject to Mr. Dhruv’s continued role as a service provider to us, in 16 equal quarterly installments commencing August 20, 2017. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(30)

The shares underlying this RSU award vest, subject to Mr. Dhruv’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(31)

This option award is subject to an early exercise provision and is immediately exercisable. The shares underlying this option award vest, subject to Mr. Marlow’s continued role as a service provider to us, as to 1/4th of the total shares on the one-year anniversary of the Grant Date, with 1/48th of the total shares vesting monthly thereafter.

(32)

This option award is subject to an early exercise provision and is immediately exercisable. The shares underlying this option award vest, subject to Mr. Marlow’s continued role as a service provider to us, as to 1/4th of the total shares on the one-year anniversary of the Grant Date, with 1/48th of the total shares vesting monthly thereafter.

(33)	The shares underlying this option award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 48 monthly installments commencing March 11, 2014.
(34)	The shares underlying this option award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 48 monthly installments commencing May 15, 2014.
(35)

The shares underlying this option award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 48 monthly installments commencing March 27, 2015. 100% of the shares underlying this option award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(36)

The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2015. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(37)

The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2016. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(38)

The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2017. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(39)

The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(40)

This option award is subject to an early exercise provision and is immediately exercisable. The shares underlying this option award vest, subject to Mr. Shah’s continued role as a service provider to us, as to 1/4th of the total shares on the one-year anniversary of the Grant Date, with 1/48th of the total shares vesting monthly thereafter.

(41)

This option award is subject to an early exercise provision and is immediately exercisable. The shares underlying this option award vest, subject to Mr. Shah’s continued role as a service provider to us, as to 1/4th of the total shares on the one-year anniversary of the Grant Date, with 1/48th of the total shares vesting monthly thereafter.

(42)	The shares underlying this option award vest, subject to Mr. Shah’s continued role as a service provider to us, in 48 monthly installments commencing March 11, 2014.
(43)	The shares underlying this option award vest, subject to Mr. Shah’s continued role as a service provider to us, in 48 monthly installments commencing May 15, 2014.
(44)

The shares underlying this option award vest, subject to Mr. Shah’s continued role as a service provider to us, in 48 monthly installments commencing March 27, 2015. 100% of the shares underlying this option award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company. In addition, if Mr. Shah is terminated “without cause” not in connection with a change of control, then Mr. Shah will receive acceleration of the shares underlying this option award as if he were still employed by the Company for an additional 6 months.

(45)

The shares underlying this RSU award vest, subject to Mr. Shah’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2015. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(46)

The shares underlying this option vest, subject to Mr. Shah’s continued role as a service provider to us, in 48 monthly installments commencing March 9, 2016. 100% of the shares underlying this option award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company. In addition, if Mr. Shah is terminated “without cause” not in connection with a change of control, then Mr. Shah will receive acceleration of the shares underlying this option award as if he were still employed by the Company for an additional 6 months.

(47)

The shares underlying this RSU award vest, subject to Mr. Shah’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2016. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(48)

The shares underlying this RSU award vest, subject to Mr. Shah’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2017. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

(49)

The shares underlying this RSU award vest, subject to Mr. Shah’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances following a change of control of the Company.

Option Exercises and Stock Vested in 2018

The following table sets forth the number of shares of common stock acquired during fiscal 2018 by our named executive officers upon the exercise of stock options and the vesting of RSU awards and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Securities Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Vladimir Shmunis	338,769	25,872,481	141,189	10,587,658
David Sipes	74,908	4,429,871	72,208	5,399,178
Mitesh Dhruv	15,000	847,473	51,720	3,887,505
John Marlow	54,789	4,190,598	40,223	2,998,999
Praful Shah	50,000	2,997,197	34,777	2,592,771

(1)	Reflects the aggregate number of shares of Class A common stock underlying the stock options that were exercised during fiscal 2018.
(2)

Calculated by multiplying (i) the difference between (x) the sale price for shares of Class A common stock sold concurrently with the exercise of an option, and if not, the fair market value of Class A common stock on the option exercise date, which was determined using the closing price on the New York Stock Exchange of a share of Class A common stock on the option exercise date, and (y) the exercise price of the option, by (ii) the number of shares of Class A common stock acquired upon exercise.

(3)	Reflects the aggregate number of shares of common stock underlying the RSU awards that vested in fiscal 2018.
(4)

Calculated based by multiplying (i) the fair market value of Class A common stock on the vesting date, which was determined using the closing price on the New York Stock Exchange of a share of Class A common stock on vesting date, by (ii) the number of shares of Class A common stock acquired upon vesting.

Pension Benefits

Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans or arrangements under which our named executive officers are entitled to participate.

Hedging Policy

Our directors and executive officers are prohibited from hedging their ownership of Company stock, including trading in options, puts, calls, or other derivative instruments related to Company stock or debt.

Potential Payments upon Termination and upon Termination Following a Change of Control

Potential Payments upon Termination Apart from a Change of Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers, pursuant to each named executive officer’s respective employment agreements, if any of their employment had been terminated by us without “cause” (as defined in each named executive officer’s respective offer letter or other employment agreement) or had been terminated by the named executive officer for

“good reason” (as defined in each named executive officer’s respective offer letter or other employment agreement) on December 31, 2018, in each case, upon such named executive officer’s signing and not revoking a release agreement with us.

	Cash Severance ($)(1)	Value of Accelerated Equity Awards ($)(2)	Continuing Health Coverage ($)(3)	Accrued but Unpaid Non- Equity Incentive Compensation ($)(4)	Total ($)
Vladimir Shmunis(5)	550,000	—	20,570	63,459	634,029
David Sipes(6)	100,000	—	—	23,076	123,076
Mitesh Dhruv(7)	400,000	—	28,896	46,152	475,048
John Marlow(8)	93,750	—	—	43,268	137,018
Praful Shah(9)	171,500	1,035,832	—	39,575	1,246,907

(1)	Represents the portion of each named executive officer’s 2018 base salary to be paid to such named executive officer upon a termination apart from in connection with a change of control.
(2)

For each named executive officer, the estimated value of accelerated equity awards was calculated by adding (a) the product of (x) the amount of unvested RSUs subject to acceleration held by the applicable named executive officer and (y) the closing price of our Class A common stock on December 31, 2018 (which was $82.44) and (b) the product of (x) the amount of unvested stock options subject to acceleration held by the applicable named executive officer and (y) the difference between (i) the exercise price of the stock option and (ii) the closing price of our Class A common stock on December 31, 2018 (which was $82.44).

(3)	Represents the value of all monthly COBRA premium payments to be paid to such named executive officer upon a termination apart from in connection with a change of control.
(4)	Represents the value of accrued paid time off.
(5)	Mr. Shmunis will receive (i) 12 months of his 2018 base salary and (ii) 12 months of continuing COBRA premium payments in accordance with his executive employment letter.
(6)	Mr. Sipes will receive three months of his 2018 base salary in accordance with his offer letter.
(7)	Mr. Dhruv will receive (i) 12 months of his 2018 base salary and (ii) 12 months of continuing COBRA premium payments in accordance with his offer letter.
(8)	Mr. Marlow will receive three months of his 2018 base salary in accordance with his offer letter.
(9)

Mr. Shah will receive six months of his 2018 base salary in accordance with his offer letter and all stock options that would have vested if he had remained employed by the Company in the 6 month period following such involuntary termination without cause shall become immediately vested and exercisable.

Potential Payments upon Termination Following a Change of Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers, pursuant to each named executive officer’s respective employment agreements and equity acceleration policy, if any of their employment had been terminated by us without “cause” or had been terminated by the named executive officer for “good reason”, in each case within 60 days prior to (or in the case of Mr. Shmunis, three months prior to) or 12 months following a “change of control” and such termination occurred on December 31, 2018, in each case, upon such named executive officer’s signing and not revoking a release agreement with us.

	Cash Severance ($)(1)	Value of Accelerated Equity Awards ($)(2)	Continuing Health Coverage ($)(3)	Total ($)
Vladimir Shmunis(4)	825,000	24,192,757	30,854	25,048,611
David Sipes(5)	100,000	14,207,704	—	14,307,704
Mitesh Dhruv(6)	400,000	8,904,522	28,896	9,333,418
John Marlow(7)	93,750	5,842,485	—	5,936,235
Praful Shah(8)	171,500	6,566,060	—	6,737,560

(1)

Represents the portion of each named executive officer’s (a) 2018 base salary and (b) 2018 target bonus, as applicable to be paid to such named executive officer upon a termination in connection with a change of control.

(2)

For each named executive officer, the estimated value of accelerated equity awards was calculated by adding (a) the product of (x) the amount of unvested RSUs subject to acceleration held by the applicable named executive officer and (y) the closing price of our Class A common stock on December 31, 2018 (which was $82.44) and (b) the product of (x) the amount of unvested stock options subject to acceleration held by the applicable named executive officer and (y) the difference between (i) the exercise price of the stock option and (ii) the closing price of our Class A common stock on December 31, 2018 (which was $82.44).

(3)	Represents the value of all monthly COBRA premium payments to be paid to such named executive officer upon a termination in connection with a change of control.
(4)

Mr. Shmunis will receive (i) 18 months of his 2018 base salary plus 150% his 2018 target bonus, (ii) 100% acceleration of his outstanding equity awards and (iii) 18 months of continuing COBRA premium payments in accordance with his executive employment letter.

(5)

Mr. Sipes will receive (i) three months of his 2018 base salary in accordance with his offer letter and (ii) 100% acceleration of his outstanding equity awards pursuant to the equity acceleration policy.

(6)

Mr. Dhruv will receive (i) in accordance with his offer letter (A) 12 months of his 2018 base salary and (B) 12 months of continuing COBRA premium payments and (ii) 100% acceleration of his outstanding equity awards pursuant to the equity acceleration policy.

(7)

Mr. Marlow will receive (i) in accordance with his offer letter, three months of his 2018 base salary and (ii) 100% acceleration of his outstanding equity awards pursuant to the equity acceleration policy.

(8)

Mr. Shah will receive (i) in accordance with his offer letter, six months of his 2018 base salary and (ii) 100% acceleration of his outstanding equity awards pursuant to the equity acceleration policy.

CEO Pay Ratio

Under SEC rules, we are required to provide information regarding the relationship between the total annual compensation of Mr. Shmunis, our Chief Executive Officer, and the total annual compensation of our median employee (other than Mr. Shmunis). For our last completed fiscal year, which ended December 31, 2018:

•	The median of the total annual compensation of all employees (other than Mr. Shmunis) of ours (including our consolidated subsidiaries) was $110,540.

•	Mr. Shmunis’ total annual compensation, as reported in the Summary Compensation Table included in this Proxy Statement, was $7,657,873.

•	Based on the above, for fiscal 2018, the ratio of Mr. Shmunis’ total annual compensation to the median of the total annual compensation of all employees was 69 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

The methodology we used to calculate the pay ratio is described below.

•

We determined the median of the total annual compensation of all of our employees as of December 31, 2018, excluding the 56 employees who were employed with us as of December 31, 2018 that were hired as part of our acquisition of Dimelo in October 2018. As of December 31, 2018, we (including our consolidated subsidiaries) had approximately 1,803 full-time, part-time and temporary employees (excluding the Dimelo employees), approximately 1,374 out of the 1,803 (or approximately 76%) are U.S. employees, and approximately 429 out of the 1,803 (or approximately 24%) are located outside of the United States.

•

We then compared the sum of (i) the total annual cash compensation earned by each of these employees for fiscal 2018 as reflected in our payroll records plus (ii) the fair value of equity awards (as determined in accordance with footnote 1 of the fiscal 2018 Summary Compensation Table) granted to these employees for fiscal 2018, to determine the median employee, without annualizing the compensation of any employees who started their employment with us in fiscal 2018 but did not work for us or our consolidated subsidiaries for the entire year. Compensation paid in foreign currency was converted to U.S. dollars using currency conversion ratios in effect as of March 28, 2019. In determining the median total compensation of all of these employees, we did not make any cost of living adjustments to the wages paid to any employee outside of the U.S.

•

Once we identified our median employee, we estimated the median employee’s total annual compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median total annual compensation disclosed above. With respect to Mr. Shmunis’ total annual compensation, we used the amount reported in the “Total” column of our fiscal 2018 Summary Compensation Table included in the Proxy Statement and incorporated by reference under Item 11 of Part II of our Annual Report.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock and Class B common stock as of March 15, 2019, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than five percent of any class of our voting securities.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated in the footnotes below, we believe, based on the information furnished to us, that persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 15, 2019, and shares issuable upon the vesting of RSUs within 60 days of March 15, 2019, to be outstanding and to be beneficially owned by the person holding the option or the RSUs, respectively, for the purpose of computing the percentage ownership of that person. However, we have not treated such shares as outstanding for the purpose of computing the percentage ownership of any other person. We have based percentage ownership of our common stock on 70,213,365 shares of our Class A common stock and 11,591,207 shares of our Class B common stock outstanding as of March 15, 2019. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o RingCentral, Inc., 20 Davis Drive, Belmont, California 94002.

	Class A (+)		Class B (+)		% of Total Voting Power †
	Shares	%	Shares	%
5% Stockholders:
Entities affiliated with Vladimir Shmunis(1)	450,000	*	6,550,418	53.5	35.4
Entities affiliated with Vlad Vendrow(2)	177,929	*	3,495,175	29.9	18.9
Capital World Investors(3)	9,509,936	13.5	—	*	5.1
FMR LLC(4)	7,340,489	10.5	—	*	3.9
Entities affiliated with The Vanguard Group(5)	6,300,230	9.0	—	*	3.4
BlackRock, Inc.(6)	3,733,552	5.3	—	*	2.0
Named Executive Officers and Directors:
Vladimir Shmunis(1)	450,000	*	6,550,418	53.5	35.4
David Sipes(7)	299,051	*	38,292	*	*
Mitesh Dhruv(8)	113,439	*	31,667	*	*
John Marlow(9)	220,204	*	529,233	4.5	3.0
Praful Shah(10)	514,699	*	95,000	*	*
Kenneth Goldman(11)	9,657	*	—	*	*
Michelle McKenna(12)	6,662	*	—	*	*
Robert Theis(13)	27,905	*	—	*	*
Allan Thygesen(14)	24,731	*	—	*	*
Neil Williams(15)	54,944	*	30,000	*	*
Godfrey Sullivan(16)	28,000	*	—	*	*
All executive officers and directors as a group (11 persons)(17)	1,749,292	2.5	7,274,610	59.7	40.0

(+)

Certain options to purchase shares of our capital stock included in this table are early exercisable, and to the extent such shares are unvested as of a given date, such shares will remain subject to a right of repurchase held by us.

(†)

Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to 10 votes per share. The Class A common stock and Class B common stock vote together on all matters (including the election of directors) submitted to a vote of stockholders, except as may be otherwise required by applicable law.

(*)	Represents beneficial ownership of less than 1%.
(1)

Consists of (i) 450,000 shares of Class A common stock issuable pursuant to a stock option exercisable within 60 days of March 15, 2019; (ii) 5,883,107 shares of Class B common stock held of record by ELCA Fund I, L.P. (“ELCA I”); (iii) 7,200 shares of Class B common stock held of record by ELCA Fund II, L.P. (“ELCA II”); (iv) 7,200 shares of Class B common stock held of record by ELCA Fund III, L.P. (“ELCA III”); (v) 111 shares of Class B common stock held of record by ELCA, LLC (collectively, along with ELCA I, ELCA II and ELCA III, the “ELCA Funds”); and (vi) 652,800 shares of Class B common stock issuable pursuant to a stock option exercisable within 60 days of March 15, 2019. Vladimir Shmunis, our CEO and Chairman of the board of directors, and Sandra Shmunis, Mr. Shmunis’ wife, are the managing members of ELCA, LLC. ELCA, LLC is the general partner of ELCA I, ELCA II and ELCA III. As a result, and by virtue of the relationships described in this footnote, Mr. and Mrs. Shmunis may be deemed to share voting and dispositive power with respect to the shares held by ELCA I and certain of the shares held by ELCA II and ELCA III. The address for these entities is c/o RingCentral, Inc., 20 Davis Drive, Belmont, California 94002.

(2)

Consists of (i) 929 shares of Class A common stock held of record by Vlad Vendrow; (ii) 53,000 shares of Class A common stock held of record by The Vlad Vendrow Trust dated March 13, 2007 (the “Vendrow 2007 Trust”); (iii) 4,000 shares of Class A Common Stock held of record by Mr. Vendrow’s children; (iv) 120,000 shares of Class A common stock issuable pursuant to a stock option exercisable within 60 days of March 15, 2019; (v) 2,729,965 shares of Class B common stock held of record by the Vendrow 2007 Trust; (vi) 56,300 shares of Class B common stock held of record by his children; (vii) 205,110 shares of Class B common stock held of record by the Regina Vendrow TR UA 10/30/2015 2015 Vendrow Children’s Trust FBO David G Vendrow; (viii) 205,110 shares of Class B common stock held of record by the Regina Vendrow TR UA 10/30/2015 2015 Vendrow Children’s Trust FBO Edward B Vendrow; (ix) 205,110 shares of Class B common stock held of record by the Regina Vendrow TR UA 10/30/2015 2015 Vendrow Children’s Trust FBO Joshua L Vendrow; and (x) 93,580 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 15, 2019. As sole trustee of the Vendrow 2007 Trust, Mr. Vendrow may be deemed to hold voting and dispositive power with respect to the shares held by the Vendrow 2007 Trust. Mr. Vendrow may be deemed to hold voting and dispositive power with respect to the shares held by him and by his children and his children’s trusts. The address for these entities is c/o RingCentral, Inc., 20 Davis Drive, Belmont, California 94002.

(3)

Based on information reported by Capital World Investors (“CWI”) on its most recent Schedule 13G/A filed with the SEC on February 14, 2019. Of the shares of Class A common stock beneficially owned, CWI reported that it has sole dispositive power and sole voting power with respect to 9,509,936 shares. The address for CWI is 333 South Hope Street, Los Angeles, California 90071.

(4)

Based on information reported by FMR LLC (“FMR”) on its most recent Schedule 13G/A filed with the SEC on February 13, 2019. The 7,340,489 shares of Class A common stock reported reflect securities beneficially owned, or that may be deemed to be beneficially owned, by FMR, as a parent holding company, certain of its subsidiaries and affiliates, and other companies. Sole power to vote 1,636,854 shares resides with the boards of trustees of various investment companies advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR. FMR, certain of its subsidiaries and affiliates, and other companies have sole dispositive power with respect to 7,340,489 shares. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, and as such, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.

(5)

Based on information reported by The Vanguard Group, Inc. on its most recent Schedule 13G/A filed with the SEC on February 12, 2019. Consists of (i) 6,300,230 shares of Class A common stock held of record by The Vanguard Group, Inc.; (ii) 30,837 shares of Class A common stock held of record by Vanguard Fiduciary Trust Company (“VFTC”); and (iii) 14,434 shares of Class A common stock held of records by Vanguard Investments Australia, Ltd. (“VIA”). VFTC and VIA are wholly-owned subsidiaries of The Vanguard Group, as result of the relationships described in this footnote, The Vanguard Group may be deemed to share dispositive power and voting power with respect to the shares held by VFTC and VIA. The address for these entities is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

Based on information reported by BlackRock, Inc. on its most recent Schedule 13G/A filed with the SEC on February 11, 2019. Of the shares of Class A common stock beneficially owned, BlackRock, Inc. reported that it has sole dispositive power with respect to 3,733,552 shares and sole voting power with respect to 3,419,822 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(7)

Consists of (i) 121,398 shares of Class A common stock held of record by Mr. Sipes; (ii) 177,653 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 15, 2019; and (iii) 38,292 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 15, 2019.

(8)

Consists of (i) 40,106 shares of Class A common stock held of record by Mr. Dhruv; (ii) 73,333 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 15, 2019; and (iii) 31,667 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 15, 2019.

(9)

Consists of (i) 40,204 shares of Class A common stock held of record by Mr. Marlow; (ii) 180,000 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 15, 2019; (iii) 338,334 shares of Class B common stock held of record by the M&M Double Happiness Revocable Living Trust DTD 6/09/2003 (the “Marlow Trust I”); (iv) 12,500 shares of Class B common stock held of record by the JEM Double Happiness Trust DTD 7/11/2011 (the “Marlow Trust II”); (v) 12,500 shares of Class B common stock held of record by the CAM Double Happiness Trust DTD 7/11/2011 (the “Marlow Trust III” and, together with the Marlow Trust I and the Marlow Trust II, the “Marlow Trusts”); and (vi) 165,899 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 15, 2019. As trustee of the Marlow Trusts, Mr. Marlow may be deemed to hold voting and dispositive power with respect to the shares held by the Marlow Trusts.

(10)

Consists of (i) 30,991 shares of Class A common stock held of record by Mr. Shah; (ii) 184,522 shares of Class A common stock held of record by the Vandana Shah and Praful Shah Revocable Living Trust dtd 2/10/09 (the “Shah Trust I”); (ii) 25,239 shares of Class A common stock held of record by The Shah Children’s 2000 Revocable Trust FBO Reina Shah (the “Shah Trust II”); (iii) 25,239 shares of Class A common stock held of record by The Shah Children’s 2000 Revocable Trust FBO Neil Shah (the “Shah Trust III” and, together with the Shah Trust I and the Shah Trust II, the “Shah Trusts”); (iv) 248,708 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 15, 2019; and (v) 95,000 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 15, 2019. As trustee of the Shah Trusts, Mr. Shah may be deemed to hold voting and dispositive power with respect to the shares held by the Shah Trusts.

(11)

Consists of (i) 6,573 shares of Class A common stock held of record by Mr. Goldman; and (ii) 3,084 shares of Class A common stock issuable pursuant to stock awards releasable within 60 days of March 15, 2019.

(12)

Consists of (i) 5,578 shares of Class A common stock held of record by Ms. McKenna; and (ii) 3,084 shares of Class A common stock issuable pursuant to stock awards releasable within 60 days of March 15, 2019.

(13)

Consists of (i) 24,821 shares of Class A common stock held of record by Mr. Theis; and (ii) 3,084 shares of Class A common stock issuable pursuant to stock awards releasable within 60 days of March 15, 2019.

(14)

Consists of (i) 21,647 shares of Class A common stock held of record by Mr. Thygesen; and (ii) 3,084 shares of Class A common stock issuable pursuant to stock awards releasable within 60 days of March 15, 2019.

(15)

Consists of (i) 6,921 shares of Class A common stock held of record by Mr. Williams; (ii) 44,939 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 15, 2019; (iii) 3,084 shares of Class A common stock issuable pursuant to stock awards releasable within 60 days of March 15, 2019; and (iv) 30,000 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 15, 2019.

(16)	Consists of 28,000 shares of Class A common stock held of record by Mr. Sullivan. Mr. Sullivan was appointed to our board of directors on April 1, 2019.
(17)

Consists of (i) 559,239 shares of Class A common stock held of record by our current directors, director nominees and officers; (ii) 15,420 shares of Class A common stock issuable pursuant to stock awards releasable within 60 days of March 15, 2019; (iii) 1,174,633 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 15, 2019; (iv) 6,260,952 shares of Class B common stock held of record by our current directors and officers; and (v) 1,013,658 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 15, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed above in the sections titled “Board of Directors and Corporate Governance—Non-Employee Director Compensation” and “Executive Compensation,” the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Investor Rights Agreement

We are party to an investor rights agreement which provides, among other things, that certain holders of our common stock, including stockholders affiliated with some of our directors, have the right to request that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Limitation of Officer and Director Liability and Indemnification Arrangements

Our certificate of incorporation and bylaws each provide that we will indemnify our directors and officers and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation will not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of our directors and executive officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. Under the indemnification agreements, indemnification will only be provided in situations where the indemnified parties acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interest, and with respect to any criminal action or proceeding, to situations where they had no reasonable cause to believe the conduct was unlawful. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Other than as described above under this section titled “Certain Relationships and Related Party Transactions,” since January 1, 2018, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related party transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee considers the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, our board of directors has delegated to each of our CEO, our CFO and our General Counsel, as appropriate, the authority to review and approve, as applicable, any such transaction in which the aggregate amount involved is expected to be less than $120,000, provided that such person charged with such review or approval is not the related person. In connection with each regularly scheduled meeting of our audit committee, a summary of each related party transaction approved in accordance with this paragraph shall be provided to the audit committee for its review.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal ended December 31, 2018, all Section 16(a) filing requirements were satisfied on a timely basis, except for a Form 4 that was filed on behalf of Mr. Shmunis, our CEO and Chairman, on December 12, 2018 in connection with the reclassification of certain shares of Class B common stock held indirectly by Mr. Shmunis in connection with a gift transfer of shares of Class A common stock. Such late filing did not result in any liability under Section 16(b) of the Exchange Act.

2018 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2018 are included in our annual report on Form 10-K filed with the SEC on February 27, 2019, and which we will also make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at ir.ringcentral.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, RingCentral, Inc., 20 Davis Drive, Belmont, California 94002.

*    *    *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Belmont, California

April 11, 2019

Appendix A

FRENCH SUB-PLAN TO THE

RINGCENTRAL, INC.

2013 EQUITY INCENTIVE PLAN

Approved by the Board of Directors of RingCentral, Inc. on March 29, 2019

Approved by the Stockholders of RingCentral, Inc. on May     , 2019

Additional Terms and Conditions for free shares received by French tax residents.

1. Purpose

The purpose of this French Sub-Plan (the “Sub-Plan”) to the RingCentral, Inc., 2013 Equity Incentive Plan (the “Plan”) is to provide additional terms for the grant of free shares of the Class A Common Stock (the “Shares”) of RingCentral, Inc. (the “Company) to present and future French tax resident employees (“French Employees”) of the Company, Dimelo SA and any other subsidiary of the Company.

The purpose of this Sub-Plan is to comply with the terms and conditions for the Grant of free Shares in compliance with articles L. 225-197-1 and followings of the French commercial code and the Shareholders’ Authorization.

2. Definitions

Capitalized terms are defined in the Plan, subject to the provisions of this Sub-Plan.

Under the Sub-Plan, the following capitalized terms and expressions used in the Plan shall have exclusively the meaning ascribed to them below, being specified that these definitions shall apply to such terms and expressions when used in either the singular or the plural form.

“Beneficiary”: means a French Employee to whom the Board decides to grant free Shares as well as, as the case may be, his or her estate.

“Disability” means the disability of a Beneficiary as defined in Article L 341-4 2°) and 3°) of the French social security code. A Beneficiary shall not be considered to have incurred a Disability unless he or she provides evidence of such impairment sufficient to comply with the above definition and satisfy the Company in its discretion.

“Grant”: means the decision of the Board to grant free Shares to a Beneficiary under the Plan; provided that such Grant shall constitute a right to acquire Shares for free upon expiration of his or her Vesting Period subject to compliance with the terms and conditions of the Plan and the Grant Notice.

“Grant Date”: means the date when the Board decides to grant free Shares under the Plan.

“Holding Period”: means, with respect to a free Share granted to a Beneficiary under the Plan, the period starting from his or her Vesting Date as set forth in the Beneficiary’s Grant Notice.

“Shareholders’ Authorization”: means the authorization granted by the Company’s Shareholders to the Board to Grant free Shares further to its general meeting held on May 10, 2019.

“Trading Day” means the working days when Shares are traded on a regulated market, other than days when the listings end prior to the usual closing hour.

“Vesting Date”: means, with respect to a free Share granted to a Beneficiary under the Plan, the date when such free Share is definitely acquired by the relevant Beneficiary as set forth in his or her Grant Notice. “

“Vesting Period”: means, with respect to a free Share granted to a Beneficiary under the Plan, the period from the Grant Date to the Vesting Date as set forth in the Grant Notice of the relevant Beneficiary.

3. Beneficiaries

Pursuant to the Shareholders’ Authorization, the Board shall select the list of Beneficiaries among the Company’s eligible officers and employees as well as the managing directors and employees of companies in which it holds directly or indirectly as least 10% of the share capital and voting rights and determine the number of free Shares granted to each of them (article L 225-197-1 of the French commercial code).

A Beneficiary cannot hold more than 10% of the share capital of the Company at the time of Grant. The attribution of free Shares can neither result to enable someone to hold more than 10% of the share capital of the Company.

The total number of free Shares awarded under this Sub-Plan cannot in principle exceed the lesser of (1) 200,000 Shares, and (2) 10% of the share capital of the Company.

Furthermore, pursuant to article L 225-197-6 of the French commercial code, in the event that free Shares are granted to managing directors, one of the following conditions must be met (referred to as the “improvement obligation”):

•	the Company grants free Shares to at least 90% of the French Employees;

•	the Company grants stock options to at least 90% of the French Employees;

•

a profit sharing agreement (“accord d’intéressement”), or a discretionary profit sharing agreement (“accord de participation dérogatoire”), or a voluntary profit sharing agreement (“accord de participation volontaire”) applies (or under certain conditions, is improved) to at least 90% of the employees of the Company’s French subsidiaries.

4. Vesting Period

4.1. Principle

The Shareholders’ Authorization decided that each Beneficiary has a conditional right to receive free Shares from the Company.

The relevant Beneficiary shall definitively acquire a free Share granted under the Plan upon expiration of its Vesting Period.

During the Vesting Period, Beneficiaries do not benefit from shareholder’s rights so that they have no right to dividend during this Period (even under the form of a bonus of an equivalent amount or by way of a deferred payment at time of vesting).

Pursuant to article L 225-197-1 of the French commercial code, the Vesting Period shall be at least one year from the Grant Date and the total duration of the Vesting Period and Holding Period shall be at least two years from the Grant Date.

Pursuant to article L 225-197-3 of the French Commercial Code, during a Vesting Period, the Beneficiaries hold against the Company a right to acquire the relevant free Shares granted to him or her said right being personal and shall not be transferred until the end of the relevant Vesting Period.

Shares will be definitively granted to a Beneficiary after a Vesting Period of at least one year and a corresponding Holding Period that results in a total duration of the Vesting Period and the Holding Period equal to at least two years from the Grant Date.

4.2. Death

In the event of death of a Beneficiary during the Vesting Period, the relevant free Shares shall be definitively acquired on the date of a request for acquisition notified to the Company by his or her estate; provided that such request shall be notified to the Company within six months from the date of death of the relevant Beneficiary.

4.3. Disability

In the event of Disability before the end of a Vesting Period, the relevant free Shares shall be definitively acquired by the relevant Beneficiary on the date of his or her Disability.

5. Holding Period

At the end of the Vesting Period, the relevant Beneficiaries shall be the owners of the free Shares granted under the Plan and shall become stockholders of the Company. Therefore, they shall benefit from all rights granted to stockholders of the Company.

However, the free Shares shall not be available during the Holding Period (which begins at the end of the Vesting Period) and the Beneficiaries may not transfer or pledge the Shares, by any means, or convert them into bearer form.

As mentioned above, it is reminded that pursuant to article L 225-197-1 of the French commercial code, the total duration of the Vesting Period and Holding Period shall be equal to at least two years as from the Grant Date.

In this respect, Shares shall be available and sellable after a Holding Period that together with the Vesting Period equals at least two years after the date of grant.

In the event of death or Disability of a Beneficiary during the Holding Period, the relevant free Share shall become as freely assigned (article L.255-197-3 and L.225-197-1 of the French Commercial Code).

At the end of the Holding Period, the relevant Shares shall be fully available, subject to the provisions of the following paragraph.

Insofar as Company’s Shares are listed on a regulated market, the free Shares granted under the Plan shall not be transferred at the end of the Holding Period, during the “black out” periods set forth in article L 225-197-1 of the French Commercial code, as currently provided:

•

within ten Trading Days before and three Trading Days after the date on which the consolidated account are published or, in case the Company is not required to prepare consolidated accounts, the annual statutory accounts are published ;

•

during the period between the date when the Company’s management has knowledge of information which, if publicly known, may have a significant impact on the price of the Shares, and the date following a ten Trading Day period after the date on which the relevant information is released publicly.

6. Tax and Social regimes

The Beneficiary shall bear all taxes and costs imposed on him or her under applicable laws in connection with the grant of free Shares to him or her under the Plan and shall pay such taxes and costs when due.

Each Beneficiary shall be solely liable with respect to any filing imposed on him or her in connection with the Grant of free Shares granted to him or her under the Plan.

01 - Vladimir Shmunis 04 - Michelle McKenna 07 - Godfrey Sullivan 02 - Neil Williams 05 - Allan Thygesen 03 - Robert Theis 06 - Kenneth Goldman For Withhold For Withhold For Withhold 7 3 D V Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 031KWC + + Proposals - The Board of Directors A recommends a vote FOR Proposals 1-4. 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019 (Proposal Two). 3. To approve, on an advisory (non-binding) basis, the named executive officers’ compensation, as disclosed in the proxy statement (Proposal Three). 1. To elect the following seven (7) directors nominated by our board of directors and named in the proxy statement (Proposal One). For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. B Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below 4. To approve the French Sub-Plan to the RingCentral, Inc. 2013 Equity Incentive Plan (Proposal Four). IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card For Against Abstain For Against Abstain You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/RING or scan the QR code - login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/RING Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on May 9, 2019. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/RING Notice of 2019 Annual Meeting of Stockholders RingCentral, Inc. 20 Davis Drive Belmont, CA 94002 Proxy Solicited by Board of Directors for Annual Meeting – May 10, 2019 To Our Stockholders: The Annual Meeting of the Stockholders of RingCentral, Inc. will be held at 9:00 AM, Pacific Time, on Friday May 10, 2019 at 20 Davis Drive, Belmont, CA 94002, for the purpose of considering and acting upon the proposals set forth on the reverse side of this form. Shareholders of record at the close of business on April 5, 2019 will be entitled to vote at the Annual Meeting or any adjournments thereof. I hereby appoint Vladimir Shmunis, John Marlow and Bruce Johnson, and each of them, with full power of substitution and revocation, as proxies to vote all shares of Class A Common Stock and Class B Common Stock of RingCentral, Inc. which I am entitled to vote at the Annual Meeting of Stockholders or any adjournment thereof, with the authority to vote as designated on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS THE BOARD RECOMMENDS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED PREPAID ENVELOPE. Proxy — RINGCENTRAL, INC. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. C Non-Voting Items + + Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.